                    AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT





                              dated as of March 15, 1996




                                         among




                                    FOODMAKER, INC.


                                THE BANKS NAMED HEREIN


                                          AND


                           CREDIT LYONNAIS NEW YORK BRANCH,
                    as Agent, Collateral Agent and Swing Line Bank


                                          AND

                                      UNION BANK
                                    as Issuing Bank

                                   TABLE OF CONTENTS
                                   -----------------

                                                                    Page
                                                                    ----
                                       ARTICLE I

                                      DEFINITIONS

     Section 1.01.  Definitions . . . . . . . . . . . . . . . . . .   2


                                      ARTICLE II

                              THE REVOLVING CREDIT LOANS

     Section 2.01.  The Loans. . . . . . . . . . . . . . . . . . . . 20
     Section 2.02.  Procedure for Loans. . . . . . . . . . . . . . . 20
     Section 2.03.  Notes. . . . . . . . . . . . . . . . . . . . . . 22
     Section 2.04.  Commitment Fee . . . . . . . . . . . . . . . . . 22
     Section 2.05.  Cancellation or Reduction of
                    Commitment . . . . . . . . . . . . . . . . . . . 22
     Section 2.06.  Optional Prepayment. . . . . . . . . . . . . . . 23
     Section 2.07.  Mandatory Reduction of the
                    Commitment; Mandatory Prepayment . . . . . . . . 23
     Section 2.08.  Swing Line Advances. . . . . . . . . . . . . . . 25
     Section 2.09.  Clean-Up Periods . . . . . . . . . . . . . . . . 27


                                      ARTICLE III

                             SYNDICATED LETTERS OF CREDIT

     Section 3.01.  Syndicated Letters of Credit. . . . . . . . . .  27


                                      ARTICLE IV

                  INTEREST, METHOD OF PAYMENT, CONVERSION, FEES ETC.

     Section 4.01.  Procedure for Interest Rate
                    Determination . . . . . . . . . . . . . . . . .  32
     Section 4.02.  Interest on ABR Loans . . . . . . . . . . . . .  32
     Section 4.03.  Interest on Eurodollar Loans. . . . . . . . . .  33
     Section 4.04.  Conversion. . . . . . . . . . . . . . . . . . .  34
     Section 4.05.  Post Default Interest . . . . . . . . . . . . .  34
     Section 4.06.  Maximum Interest Rate . . . . . . . . . . . . .  35
     Section 4.07.  Fees. . . . . . . . . . . . . . . . . . . . . .  35

                                                                   Page
                                                                   ----
                                       ARTICLE V

                               DISBURSEMENT AND PAYMENT

     Section 5.01.  Pro Rata Treatment. . . . . . . . . . . . . . .  36
     Section 5.02.  Method of Payment . . . . . . . . . . . . . . .  36
     Section 5.03.  Compensation for Losses . . . . . . . . . . . .  36
     Section 5.04.  Withholding, Reserves and Addi-
                    tional Costs. . . . . . . . . . . . . . . . . .  37
     Section 5.05.  Unavailability. . . . . . . . . . . . . . . . .  40
     Section 5.06.  Additional Costs in Respect of
                    Letters of Credit . . . . . . . . . . . . . . .  41
     Section 5.07.  Commercial Practices in Respect of
                    Letters of Credit . . . . . . . . . . . . . . .  42


                                      ARTICLE VI

                            REPRESENTATIONS AND WARRANTIES

     Section 6.01.  Representations and Warranties. . . . . . . . .  42


                                      ARTICLE VII

                                 CONDITIONS OF LENDING

     Section 7.01.  Conditions to the Initial Loan. . . . . . . . .  50
     Section 7.02.  Conditions to All Loans . . . . . . . . . . . .  52
     Section 7.03.  Satisfactions of Conditions
                    Precedent . . . . . . . . . . . . . . . . . . .  53


                                     ARTICLE VIII

                                       COVENANTS

     Section 8.01.  Affirmative Covenants . . . . . . . . . . . . .  53
     Section 8.02.  Negative Covenants. . . . . . . . . . . . . . .  59
     Section 8.03.  Financial Covenants . . . . . . . . . . . . . .  62


                                      ARTICLE IX

                                   EVENTS OF DEFAULT

     Section 9.01.  Events of Default . . . . . . . . . . . . . . .  66

                                                                   Page
                                                                   ----
                              ARTICLE X

                       THE AGENT AND THE BANKS

     Section 10.01. The Agency. . . . . . . . . . . . . . . . . . .  69
     Section 10.02. The Agent's Duties. . . . . . . . . . . . . . .  70
     Section 10.03. Sharing of Payment and Expenses . . . . . . . .  70
     Section 10.04. The Agent's Liabilities . . . . . . . . . . . .  71
     Section 10.05. The Agent as a Bank . . . . . . . . . . . . . .  71
     Section 10.06. Bank Credit Decision. . . . . . . . . . . . . .  71
     Section 10.07. Indemnification . . . . . . . . . . . . . . . .  72
     Section 10.08. Successor Agent . . . . . . . . . . . . . . . .  73


                             ARTICLE XI

                            MISCELLANEOUS

     Section 11.01. APPLICABLE LAW. . . . . . . . . . . . . . . . .  73
     Section 11.02. Set-off . . . . . . . . . . . . . . . . . . . .  73
     Section 11.03. Expenses. . . . . . . . . . . . . . . . . . . .  74
     Section 11.04. Amendments. . . . . . . . . . . . . . . . . . .  74
     Section 11.05. Cumulative Rights and No Waiver . . . . . . . .  74
     Section 11.06. Notices . . . . . . . . . . . . . . . . . . . .  75
     Section 11.07. Separability. . . . . . . . . . . . . . . . . .  76
     Section 11.08. Assignments and Participations. . . . . . . . .  76
     Section 11.09. Additional Banks. . . . . . . . . . . . . . . .  78
     Section 11.10. WAIVER OF JURY; CONSENT TO
                    JURISDICTION. . . . . . . . . . . . . . . . . .  78
     Section 11.11. Confidentiality . . . . . . . . . . . . . . . .  79
     Section 11.12. Indemnity . . . . . . . . . . . . . . . . . . .  79
     Section 11.13. Execution in Counterparts . . . . . . . . . . .  80

The following annexes, exhibits, and schedules to this exhibit are omitted. A copy of any omitted annex, exhibit or schedule will be furnished to the Commission upon request.

                   ANNEXES, EXHIBITS AND SCHEDULES


Annexes

Annex A          Commitments

Exhibits

Exhibit A        Form of Conversion Request
Exhibit B        Form of Loan Request
Exhibit C        Form of Mortgage
Exhibit D        Form of Notes
Exhibit E        Form of Security Agreement
Exhibit F        Form of Swing Line Advance Request
Exhibit G        Form of Letter of Credit Notice
Exhibit H        Form of Opinion of Company Counsel
Exhibit I        Solvency Certificate
Exhibit J        Form of Assignment Agreement
Exhibit K        Form of Agreement to Add Banks as Parties to
                 Amended and Restated Credit Agreement


Schedules

Schedule 1.01(c)      Potential Divestment Properties
Schedule 6.01(a)      List of Subsidiaries
Schedule 6.01(f)      Description of Litigation
Schedule 6.01(s)      Environmental Matters
Schedule 6.01(v)      Intellectual Property
Schedule 7.01(b)-1    List of Mortgages/Deeds of Trust
Schedule 7.01(b)-2    List of Sites to be Mortgaged
Schedule 8.02(b)      Specified Existing Indebtedness

                    AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT


           AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (the "Agreement"), dated as of March 15, 1996, among Foodmaker, Inc., a Delaware corporation (the "Company"), each of the banks identified on the signature pages hereof (each, a "Bank" and, collectively, the "Banks"), Credit Lyonnais New York Branch, as Agent for the Banks (the "Agent"), as Collateral Agent for the Banks ("Collateral Agent") and as the Swing Line Bank with respect to Swing Line Advances (as defined below) and Union Bank, as the Issuing Bank with respect to Syndicated Letters of Credit (as defined below). Capitalized terms used herein and not otherwise defined shall have the meaning set forth in Section 1.01 of this Agreement.

                                 W I T N E S S E T H:
                                 - - - - - - - - - -

           WHEREAS, the Company, the banks party thereto (the "Existing Banks"), Credit Lyonnais New York Branch as Agent, Collateral Agent and Swing Line Bank, and Union Bank, as Issuing Bank, entered into a credit agreement dated as of July 26, 1994 (as amended to the date hereof, the "Existing Credit Agreement") pursuant to which the Existing Banks agreed to make certain loans to the Company, none of which are outstanding on the date hereof;

           WHEREAS, the Company, the Existing Banks, Credit Lyonnais New York Branch as Agent, Collateral Agent and Swing Line Bank, and Union Bank, as Issuing Bank, desire to amend and restate the Existing Credit Agreement to, among other things, (i) increase the maximum amount available under the revolving credit facility, (ii) extend the Termination Date until no later than December 31, 1998, and (iii) make certain other changes;

           WHEREAS, the Company has secured all of its obligations hereunder by pledging to the Banks the collateral described in a Pledge and Security Agreement (the "Security Agreement"), between the Company and Credit Lyonnais New York Branch, as Collateral Agent;

           WHEREAS, the Banks have agreed to lend up to $55,000,000 to the Company, including letters of credit for the account of the Company in an aggregate amount of up to $25,000,000, on a revolving basis; and

           WHEREAS, if within two months of the date hereof, one or more of the Banks agrees to increase its Commitment or one or more banks not a party to this Agreement as of the date hereof agrees to become a party to the Agreement pursuant to Section
11.09 hereof (a "New Bank"), the size of the credit facility shall be increased to the lesser of (a) the amount of the credit facility as of the date hereof plus the amount of the increased Commitment by one or more Banks and/or the additional Commitment by one or more New Banks, or (b) $60,000,000;

           NOW, THEREFORE, the parties hereby agree as follows:


                                       ARTICLE I

                                      DEFINITIONS

           Section 1.01.  Definitions.
                          -----------

           (a)  Terms Generally.  The definitions ascribed to terms in this
Section 1.01 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "hereby", "herein", "hereof", "hereunder" and words of similar import refer to this Agreement as a whole (including any exhibits and schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all references to "dollars" or "$" shall be deemed references to the lawful money of the United States of America.

           (b) Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that, for purposes of determining compliance with any covenant set forth in
Article VIII, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the construction thereof applied in preparing the Company's audited financial statements referred to in Section 6.01(h). In the event there shall occur a change in GAAP which but for the foregoing proviso would affect the computation used to determine compliance with any covenant set forth in Article

VIII, the Company and the Banks agree to negotiate in good faith in an effort to agree upon an amendment to this Agreement that will permit compliance with such covenant to be determined by reference to GAAP as so changed while affording the Banks the protection afforded by such covenant prior to such change (it being understood, however, that such covenant shall remain in full force and effect in accordance with its existing terms pending the execution by the Company and the Banks of any such amendment).

           (c) Other Terms. The following terms shall have the meanings ascribed to them below or in the Sections of this Agreement indicated below:

           "ABR Loans" shall mean Loans which bear interest at the rate and in the manner set forth in Section 4.02.

           "Adverse Environmental Condition" shall mean the presence or release of any substance presently or hereafter regulated, defined or listed, as appropriate, as hazardous, toxic or radioactive under any Environmental Law, in violation of, or which could reasonably be expected to result in liability under, applicable Environmental Law.

           "Affiliate" shall mean, when used with respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person. For the purposes of this definition, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interests, by contract or otherwise; provided, however, that none of the Agent, the Collateral Agent, the Swing Line Bank nor any Bank shall be deemed an "Affiliate" of the Company or any Subsidiary.

           "Agent" shall have the meaning ascribed to such term in the preamble hereto.

           "Applicable Margin" shall mean with respect to ABR Loans and Eurodollar Loans the rate per annum set forth opposite the applicable Leverage Ratio set forth below.

                           APPLICABLE MARGIN
                                                  Eurodollar
     Leverage Ratio          ABR Loans              Loans
     --------------          ---------            ----------
     Greater than              1.50%                 2.50%

     4.00:1 to 4.5:1           1.25%                 2.25%
     3.50:1 to 4.0:1           1.00%                 2.00%
     less than 3.50:1          0.75%                 1.75%

           "Available Commitment" shall mean (a) on any date prior to the Termination Date, an amount equal to the remainder of (i) the Total Commitment on such date minus (ii) the sum of (A) the aggregate outstanding principal amount of Loans on such date, plus (B) the aggregate outstanding principal amount of Swing Line Advances on such date, plus (C) the aggregate Face Amount of Syndicated Letters of Credit outstanding on such date and (b) on and after the Termination Date, $0.

           "Bank" shall have the meaning ascribed to such term in the preamble hereto.

           "Base LIBOR" shall mean, with respect to any Interest Period for a Eurodollar Loan, the rate per annum determined by the Agent to be the arithmetic mean (rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%) of the respective rates of interest communicated by the Reference Banks to the Agent as the rate at which U.S. dollar deposits are offered to the Reference Banks by leading banks in the London interbank deposits market at approximately 11:00 A.M., London time, on the second full Business Day preceding the first day of such Interest Period in an amount substantially equal to the respective Reference Amounts for a term equal to such Interest Period.

           "Base Rate" shall mean a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall on any day be equal to the higher of:

           (a) the rate of interest publicly announced by the Agent from time to time as its reference rate for short-term commercial loans in U.S. Dollars to U.S. domestic corporate borrowers (or, if the Agent has no such publicly announced rate of interest, the arithmetic mean of the rates of interest publicly announced by major banks in New York City selected by the Agent as their reference rate for short-term commercial loans in U.S. Dollars to U.S. domestic corporate borrowers); and

           (b) the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher

     1/4 of 1%) of (i) 1/2 of 1% per annum and (ii) the Federal Funds Rate.

           "Borrowing Date" shall mean the date set forth in each Loan Request as the date upon which the Company desires to borrow Loans pursuant to the terms of this Agreement.

           "Business Day" shall mean (i) with respect to any ABR Loan or any payment of the Commitment Fee or other amounts hereunder, any day except a Saturday, Sunday or other day on which commercial banks in New York City, Los Angeles or Portland, Oregon are authorized by law to close and (ii) with respect to any Eurodollar Loan, any day on which commercial banks are open for domestic and international business (including dealings in U.S. dollar deposits) in London and New York City.

           "Capital Lease" shall mean, with respect to any Person, any obligation of such Person to pay rent or other amounts under a lease with respect to any property (whether real, personal or mixed) acquired or leased by such Person that is required to be accounted for as a liability on a balance sheet of such Person in accordance with GAAP.

           "Capital Lease Obligations" shall mean the obligation of any Person to pay rent or other amounts under a Capital Lease.

           "Change of Control" shall mean that either of the following shall have occurred: (i) any Person or Group becomes beneficial owner of 50% or more of the equity interests of the Company, on a fully diluted basis, or
(ii) any Person or Group acquires the voting power necessary to elect a majority of the board of directors of the Company.

           "Clean-Up Period" shall mean, commencing with the date of the Initial Loan, any period of 30 consecutive days during each period of twelve consecutive calendar months, specified by the Company in a notice delivered to the Agent identified as a "Notice of Clean-Up Period" no later than two Business Days prior to the commencement of such period, or if no such notice shall be delivered for any such period, the last 30 days of such twelve month period.

           "Code" shall mean the Internal Revenue Code of 1986, as amended.

           "Collateral" shall have the meaning ascribed to such term in the Security Agreement and shall include "Mortgaged Property" as defined in each of the Mortgages.

           "Collateral Agent" shall have the meaning ascribed to such term in the preamble hereto.

           "Commitment" of each Bank shall mean the amount set forth opposite such Bank's name under the heading "Commitment" on Annex A hereof, as such amount may be reduced from time to time pursuant to Sections 2.05, 2.07 and 11.08.

           "Commitment Fee" shall have the meaning ascribed to such term in
Section 2.04 hereof.

           "Company" shall have the meaning ascribed to such term in the preamble hereto.

           "Consolidated Capital Expenditures" shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of the Company and its Subsidiaries) by the Company and its Subsidiaries during such period that in conformity with GAAP would be classified as capital expenditures.

           "Consolidated Depreciation and Amortization Expense" shall mean, for any period, "Depreciation and amortization" or the similar item, determined on a consolidated basis for the Company and its Subsidiaries, as shown on the consolidated statements of cash flow for the Company and its Subsidiaries for such period.

           "Consolidated EBITDA" shall mean, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Operating Income and (ii) Consolidated Depreciation and Amortization Expense, to the extent deducted from gross income in determining Consolidated Operating Income for such period and (iii) Consolidated Interest Expense, to the extent deducted from gross income in determining Consolidated Operating Income for such period and (iv) gains or losses from minority interests in Family Restaurants, Inc., to the extent included in or deducted from, as the case may be, Consolidated Operating Income for such period.

           "Consolidated Fixed Charges" shall mean, for any period, the sum, without duplication, of (i) Consolidated Interest Expense for such period and
(ii) principal amounts of all Indebtedness of the Company and its Subsidiaries scheduled to be paid during such period.

           "Consolidated Interest Expense" shall mean, for any period, total interest expense (including that attributable to Capital Leases in accordance with GAAP), whether paid or accrued, of the Company and its Subsidiaries, determined on a consolidated basis, with respect to all outstanding Indebtedness of the Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letter of credit and bankers' acceptance financing and net costs under Interest Rate Protection Agreements.

           "Consolidated Operating Income" shall mean, for any period, "Earnings (loss) before income taxes, extraordinary items and cumulative effect of changes in accounting principles" or the similar item, determined on a consolidated basis for the Company and its Subsidiaries, as shown on the consolidated statements of operations for the Company and its Subsidiaries for such period.

           "Consolidated Total Assets" shall mean, at any date of determination, total assets or the similar item, determined on a consolidated basis for the Company and its Subsidiaries, as shown on the most recent consolidated balance sheet for the Company and its Subsidiaries which has been delivered to the Agent pursuant to Section 8.01(a).

           "Consolidated Total Liabilities" shall mean, at any date of determination, total liabilities or the similar item, determined on a consolidated basis for the Company and its Subsidiaries, as shown on the most recent consolidated balance sheet for the Company and its Subsidiaries which has been delivered to the Agent pursuant to Section 8.01(a).

           "Conversion Date" shall mean the date on which a conversion of interest rates on outstanding Loans, pursuant to a Conversion Request, shall take effect.

           "Conversion Request" shall mean a request by the Company to convert the interest rate on all or portions of outstanding Loans pursuant to the terms hereof, which shall be substantially in the form of Exhibit A and shall specify, with respect to such outstanding Loans, (i) the requested Conversion Date, which shall be not less than three Business Days after the date of such Conversion Request, (ii) the aggregate amount of the Loans, from and after the Conversion Date, which are to bear interest as ABR Loans or Eurodollar Loans and (iii) the term of the Interest Periods therefor, if any.

           "Credit Documents" shall mean this Agreement, the Security Documents, the Notes, and the Syndicated Letters of

Credit, as each such agreement may hereafter be amended, supplemented or otherwise modified from time to time.

           "Default" shall mean any event or circumstance which, with the giving of notice or the passage of time, or both, would become an Event of Default.

           "Environmental Claim" shall mean any written notice, request for information pursuant to applicable clean-up or remedial Environmental Laws, action, claim, order, proceedings, demand or direction (conditional or otherwise) based on, relating to or arising out of (i) any violation of any Environmental Law by the Company, its Subsidiaries or any person acting on behalf of the Company or any of its Subsidiaries, or (ii) any liabilities under any Environmental Law including those arising out of any Adverse Environmental Condition, including without limitation liabilities relating to the release of Hazardous Substances (whether on-site or off-site), any claim by any third party, fines, penalties or restrictions, or the transportation, storage, treatment or disposal of any Hazardous Substances.

           "Environmental Laws" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Clean Water Act, 33 U.S.C. 1251, et seq., the Toxic Substances Control Act, 15 U.S.C. 2601, et seq., the environmental provisions of the Occupational Safety and Health Act, 29 U.S.C. 651, et seq., and all other federal, state and local laws, ordinances, regulations, rules, orders, permits, and the like, which are directed at the protection of human health or the environment.

           "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

           "ERISA Affiliate" shall mean a corporation, partnership or other entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code.

           "Eurodollar Loans" shall mean Loans which bear interest at a rate based on LIBOR and in the manner set forth in Section 4.03.

           "Eurodollar Reserve Percentage" shall mean for any day, that percentage, expressed as a decimal, which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for deter-mining the maximum reserve requirement (including any marginal, supplemental or emergency reserve requirements) for a United States branch or agency of a foreign bank in New York City with deposits exceeding one billion dollars in respect of eurocurrency funding liabilities. LIBOR shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

           "Event of Default" shall mean any of the events described in
Section 9.01.

           "Excluded Asset Sale" shall mean (i) the sale of goods in the ordinary course of business; (ii) sales of assets to franchisees in the ordinary course of business consistent with past practice; (iii) the sale of any property or assets, excluding properties listed on Schedule 7.01(b)-1, acquired after March 15, 1996 by the Company or its Subsidiaries pursuant to a sale-leaseback transaction; (iv) the sale, lease, transfer or disposal of any asset or assets by the Company or a Subsidiary of the Company to any of the Company or any Subsidiary of the Company; (v) the sale or other disposition of obsolete or worn out equipment or other assets in the ordinary course of business; (vi) the sale, lease, transfer or disposal of properties listed on Schedule 1.01(c), as amended from time to time; (vii) the sale, lease, transfer or disposal of no more than two properties listed on Schedule 7.01(b)-1 or Schedule 7.01(b)-2 in each fiscal year; provided, however, that the Company may sell such properties if and only if the Company proposes to add an equivalent number of sites, the real estate of each having a book value no less than that of the property for which it is being substituted, to
Schedule 7.01(b)-1 and the Agent shall have received (a) evidence satisfactory to the Agent that Mortgages have been filed on the sites to be added to Schedule 7.01(b)-1 and (b) revised versions of Schedule 1.01 (c) and
Schedule 7.01(b)-1, marked to show the date of such revisions; or (vii) the sale, lease, transfer or disposal of assets (other than goods and services) having a fair value consideration not exceeding $5,000,000 in the aggregate for all of the Company and its Subsidiaries in any fiscal year; provided, however, that for purposes of clause (vii) no sale, lease, transfer or disposal of assets having a fair value consideration of less than $100,000 shall be included in any aggregation of sales, leases, transfers and disposals.

           "Face Amount" of any Syndicated Letter of Credit means, at any time, the maximum amount available to be drawn under such Syndicated Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

           "Federal Funds Rate" for any day shall mean the rate (rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%) on such day for Federal Funds as published in H.15(519), or any successor publication, under the heading "Federal Funds (Effective)". In the event that such rate or such publication is not published with respect to such day the Federal Funds Rate on such day shall be the "Federal Funds/Effective Rate" as posted by the Federal Reserve Bank of New York for that day in its publication "Composite Closing Quotations for U.S. Government Securities". The Federal Funds Rate for Saturdays, Sundays and any other day on which the Federal Reserve Bank of New York is closed shall be the Federal Funds Rate as in effect for the next preceding day for which such rates are published or posted, as the case may be.

           "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entities as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

           "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

           "Group" shall have the meaning ascribed to such term in
Section 13(d)(3) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder as in effect on the date hereof.

           "Guarantee" by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness.\ "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing.

           "Hazardous Substance" means any substance presently or hereafter regulated, defined or listed, as appropriate, as hazardous, toxic or radioactive under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substance includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste (each as regulated, defined or listed, as appropriate, under applicable Environmental Laws), or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

           "Indebtedness" of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including all obligations, contingent or otherwise, of such Person in connection with letter of credit facilities, bankers' acceptance facilities, Interest Rate Protection Agreements or other similar facilities including currency swaps) other than indebtedness to trade creditors and service providers incurred in the ordinary course of business,
(b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to reposses-sion or sale of such property), (d) all Capital Lease Obligations of such Person, (e) all Indebtedness referred to in clauses (a), (b), (c) or (d) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (f) all preferred stock issued by such Person which is redeemable, prior to the full satisfaction of the Company's obligations under the Credit Documents (including repayment in full of the Loans and all interest accrued thereon), other than at the option of such Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (g) all Indebtedness of others Guaranteed by such Person.

           "Initial Loan" shall mean the first Loan which is made pursuant to the terms of this Agreement.

           "Intellectual Property" shall have the meaning ascribed to such term in the Security Agreement.

           "Interest Period" shall mean each one, two, three or six-month period, in the case of Eurodollar Loans, such period being the one selected by the Company pursuant to Section 2.02 hereof and commencing on the date the relevant loan is made or the last day of the current Interest Period, as the case may be.

           "Interest Rate Protection Agreements" shall mean any interest rate swap agreement, interest rate cap agreement or similar arrangement used by a Person to fix or cap a floating rate of interest on Indebtedness to a negotiated maximum rate or amount.

           "Issuing Bank" shall mean Union Bank, or any successor to the duties, obligations and rights of Union Bank, in its capacity as issuer of Syndicated Letters of Credit hereunder.

           "Issuing Fee" shall have the meaning ascribed to such term in
Section 3.01(j) hereof.

           "Letter of Credit Fee" shall have the meaning ascribed to such term in Section 3.01(i) hereof.

           "Letter of Credit Notice" shall have the meaning ascribed to such term in Section 3.01(c) hereof.

           "Leverage Ratio" shall mean a ratio of Indebtedness to Consolidated EBITDA for the previous four fiscal quarters.

           "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

           "LIBOR" shall mean with respect to any Interest Period the rate per annum (rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%) determined pursuant to the following formula:

                                  Base LIBOR
                      ----------------------------------
           LIBOR =    (1 - Eurodollar Reserve Percentage)

           "Loans" shall mean, collectively, the ABR Loans and Eurodollar Loans, but shall not include Swing Line Advances.

           "Loan Request" shall mean a request by the Company to borrow Loans pursuant to the terms hereof, which shall be substantially in the form of Exhibit B and shall specify, with respect to such requested Loans, (i) the requested Borrowing Date, (ii) the aggregate amount of Loans which the Borrower desires to borrow on such date, (iii) whether such requested Loans are to bear interest as ABR Loans or Eurodollar Loans, and (iv) if the requested Loans are to bear interest as Eurodollar Loans, the requested term of the Interest Period therefor.

           "Material Adverse Effect" shall mean (i) any material adverse effect on the business, properties, condition (financial or otherwise) or operations, present or prospective, of the Company and its Subsidiaries taken as a whole, since any stated reference date or from and after the date of determination, as the case may be, (ii) any material adverse effect on the ability of the Company and its Subsidiaries taken as a whole to perform their respective obligations hereunder and under the Credit Documents, (iii) any adverse effect on the legality, validity, binding effect or enforceability of this Agreement or any Credit Document, (iv) any adverse effect on the perfection or priority of the Agent's and the Banks' Liens upon the Collateral under the Security Documents or any material adverse effect on the value of such Collateral except for such changes as may be contemplated or permitted by this Agreement and the Security Documents.

           "Material Subsidiary" of any Person means a Subsidiary of such Person, which as of the end of the fiscal year immediately preceding the date of determination, had greater than five percent (5%) of the consolidated total assets of such Person or which contributed more than five percent (5%) of the consolidated EBITDA of such Person during such fiscal year.

           "Monthly Statements" shall mean consolidated and divisional financial statements of the Company for each four week period.

           "Mortgages" shall mean the mortgages and deeds of trust made by the Company in favor of Credit Lyonnais New York Branch, as Collateral Agent, for the benefit of the

Agent, the Issuing Bank, the Swing Line Bank and the Banks, in respect of the properties of the Company listed on Schedule 7.01(b)-1 and Schedule 7.01(b)-2 hereto, securing the Notes, the Swing Line Advances and the Syndicated Letters of Credit to the extent provided therein, in each case, in substantially the form attached as Exhibit C hereto, with such modifications as are mutually acceptable to the Banks, the Collateral Agent and the Company.

           "Net Capital Expenditures" shall mean capital expenditures in accordance with GAAP, including Permitted Restaurant Repurchases, less proceeds from sale-leaseback financings.

           "Net Cash Proceeds" shall mean (i) when used in respect of any sale of assets of the Company or any Subsidiary, the gross cash proceeds received by the Company, or the relevant Subsidiary from such sale or disposition less the costs of sale, including payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness which is paid or required to be paid as a result of such sale, all legal, accounting, title and recording tax expenses, commissions and other fees and expenses paid or to be paid in cash solely as a result of such sale, and all other federal, state, local and foreign taxes paid or payable, in connection therewith,
(ii) when used with respect to any loss, casualty, fire damage, theft, destruction or condemnation of any capital asset of the Company or any Subsidiary, the gross cash proceeds received by the Company or the relevant Subsidiary under any insurance policy or any award or compensation received, as the case may be, in each case as a result of any such loss, casualty, fire damage, theft, destruction or condemnation, net of all legal, accounting and other fees and expenses paid or to be paid in cash as a result of such loss, casualty, fire damage, theft, destruction or condemnation, and all other federal, state, local and foreign taxes paid or payable in connection therewith and (iii) when used in respect of the issuance, assumption or incurrence of Specified Additional Indebtedness by the Company or any of its Subsidiaries, the gross cash proceeds received by the Company or the relevant Subsidiary from such issuance, assumption or incurrence less the costs of issuance, assumption or incurrence. Net Cash Proceeds shall equal 0 if it would otherwise be a negative number hereunder.

           "New Bank" shall have the meaning ascribed to such term in the Recitals hereto.

           "Notes" shall mean, collectively, the promissory notes of the Company, each substantially in the form of Exhibit D.

           "NRS Rate" shall mean, for any day the rate of interest per annum equal to Credit Lyonnais Nassau Branch bid rate on overnight offshore deposits in amounts comparable to the deposit with respect to which interest at the NRS Rate is payable pursuant to Section 3.01(p) hereof quoted daily by Credit Lyonnais Nassau Branch at or about 5:00 p.m. (New York time).

           "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

           "Permitted Encumbrances" shall mean (i) Liens for taxes, assessments or governmental charges or claims which are not delinquent or which are being contested in good faith and by appropriate proceedings and for which adequate reserves (in accordance with GAAP) are being maintained,
(ii) Liens, deposits or pledges to secure obligations under workers' compensation, social security or similar laws, or under unemployment insurance, (iii) Liens, deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business, (iv) mechanics', workers', warehousemen's, carriers', materialmen's and other like Liens arising in the ordinary course of business with respect to obligations which are not more than 30 days overdue or which are being contested in good faith, (v) minor easements or imperfections of title on real estate, provided such imperfections do not render title unmarketable, (vi) attachment or judgment Liens not giving rise to a Default or an Event of Default, (vii) leases or subleases granted to others not interfering with the ordinary conduct of business of the Company or any of its subsidiaries, (viii) Liens in favor of a trustee in an indenture relating to the Company's outstanding public debt to the extent such Liens secure compensation and reimbursement obligations of such trustee under such indenture, (ix) Liens arising in connection with Capital Lease Obligations, (x) Liens pursuant to sale and leaseback transactions otherwise permitted hereunder, (xi) any mortgage, encumbrance or other Lien upon, or security interest in, any property hereafter acquired by the Company or its Subsidiaries, created contemporaneously with such acquisition to secure or provide for the payment or financing of any part of the purchase price thereof, or the assumption of any Lien upon, or security interest in, any such property hereafter acquired existing at the time of such acquisition, or the acquisition of any such property subject to any Lien without the assumption thereof (or any Permitted Refinancing thereof); provided, that (A) the Indebtedness secured by any such Lien shall not exceed $5,000,000 and (B) each such Lien shall attach only to the property so acquired and fixed improvements thereon, (xii) Liens granted to the Agent and the Banks pursuant to the Security Agreement and the Mortgages, and
(xiii) existing mortgages disclosed in the financial statements (or the notes thereto) referred to in Section 6.01(h) (or any Permitted Refinancing thereof).

           "Permitted Refinancing" shall mean any refinancing of existing Indebtedness in which (i) the principal amount of Indebtedness resulting from such refinancing does not exceed the sum of (a) the principal amount of Indebtedness so refinanced plus (b) customary fees and expenses incurred in connection with such refinancing, (ii) the interest borne by the Indebtedness resulting from such refinancing does not exceed the rate of interest borne by the Indebtedness so refinanced, (iii) the maturity of the Indebtedness resulting from such refinancing does not occur sooner than the maturity on the Indebtedness so refinanced and (iv)(A) Indebtedness ranking subordinate to the Loans, Swing Line Advances and Syndicated Letters of Credit in right of payment is replaced with other subordinated Indebtedness, (B) Indebtedness ranking pari passu with the Loans, Swing Line Advances and Syndicated Letters of Credit is replaced with either subordinated or pari passu Indebtedness and
(C) Indebtedness secured by a Permitted Encumbrance is replaced by Indebtedness with no greater security than the Indebtedness being replaced.

           "Permitted Restaurant Repurchases" shall mean restaurants repurchased by the Borrower from one or more of its franchisees, provided that such repurchases shall not exceed the following limitations:

      Fiscal               Maximum Number            Maximum Aggregate
       Year                of Restaurants             Purchase Price
- ------------               --------------            -----------------
1996                             10                     $ 8,300,000
1997                              6                     $ 5,500,000
1998                             12                     $10,000,000
1999 (through                     4                     $ 2,500,000
12/31/98)                         4                     $ 2,500,000

           "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

           "Plan" shall mean an employee pension benefit plan as defined in
Section 3(2) of ERISA (including a plan which is a multiemployer plan) which is maintained by the Company or an ERISA Affiliate.

           "Prescribed Forms" shall mean such duly executed form(s) or statement(s), and in such number of copies, which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (a) an income tax treaty between the United States and the country of residence of the Bank providing the form(s) or statement(s), (b) the Code, or (c) any applicable rule or regulation under the Code, permit the Company to make payments hereunder for the account of such Bank free of deduction or withholding for income or similar taxes.

           "Pro Rata Share" shall mean, with respect to any Bank, the proportion of such Bank's Commitment to the Total Commitment of all the Banks or, if the Total Commitment shall have been cancelled or reduced to $0 or expired, the proportion of such Bank's then outstanding Loans to the aggregate amount of Loans then outstanding.

           "Reference Amount", with respect to any Reference Bank and Interest Period, shall mean (a) if that Reference Bank is a Bank, the amount of that Bank's Eurodollar Loan scheduled to be outstanding during that Interest Period, or (b) if that Reference Bank is not a Bank, the amount scheduled to be outstanding during that Interest Period of Eurodollar Loan of the office or affiliate of that Reference Bank that is a Bank, in each case, (i) without taking into account any reduction in the amount of any Bank's Loan through any assignment or transfer and (ii) rounded up to the nearest integral multiple of $1,000,000.

           "Reference Bank" shall mean Credit Lyonnais New York Branch.

           "Reimbursement Obligations" shall mean, collectively, the obligations of the Company then outstanding or that may thereafter arise in respect of Syndicated Letters of Credit then outstanding under
Section 3.01(g) to reimburse the Issuing Bank in respect of any drawing under a Syndicated Letter of Credit.

           "Required Banks" shall mean (a) as long as the Total Commitment has not been cancelled or terminated, (i) at any date that the Commitment of only one Bank equals 100% of the Total Commitment, that Bank, (ii) at any date that the Commitment of only one Bank equals at least 51% but less than 100% of the Total Commitment, that Bank and at least one other Bank and (iii) at any date that the Commitment of each Bank is less than 51% of the Total Commitment, Banks having 51% or more of the Total Commitment and (b) if the Total Commitment has been cancelled or terminated, (i) at any date that any one Bank holds Notes evidencing 100% of the aggregate unpaid principal amount of the Loans, that Bank, (ii) at any date that any one Bank holds Notes evidencing at least 51% but less than 100% of the aggregate unpaid principal amount of the Loans, that Bank and at least one other Bank, (iii) at any date that no single Bank holds Notes evidencing at least 51% of the aggregate unpaid principal amount of the Loans, Banks holding Notes evidencing at least 51% of the aggregate unpaid principal amount of the Loans.

           "Security Agreement" shall have the meaning ascribed to such term in the Recitals hereto, and shall be in substantially the form attached as Exhibit E hereto, with such modifications as are mutually acceptable to the Banks, the Collateral Agent and the Company.

           "Security Documents" shall mean (i) the Security Agreement,
(ii) the Mortgages, (iii) all notices of security interests in deposit accounts requested by the Agent pursuant to the Security Agreement,
(iv) Form UCC-1 Financing Statements and amendments thereto and (v) any other document encumbering the Collateral or evidencing or perfecting a security interest therein for the benefit of the Banks.

           "Solvent" shall mean, when used with respect to any Person, that:

           (a) at the date of determination, the present fair salable value of such Person's assets is in excess of the total amount of such Person's liabilities;

           (b) at the date of determination, such Person is able to pay its debts as they become due; and

           (c) such Person does not have unreasonably small capital to carry on such Person's business as theretofore operated and all businesses in which such Person then is about to engage.

           "Specified Additional Indebtedness" of any Person shall mean Indebtedness which is not outstanding as of the date hereof, excluding
(i) Indebtedness to the Agent, the Swing Bank, the Issuing Bank or the Banks hereunder and under the other Credit Documents, (ii) Indebtedness incurred pursuant to sale-leaseback transactions, entered into pursuant to the acquisition of new restaurant properties, not exceeding (A) $50,000,000 in any fiscal year, or (B) $120,000,000 during the period from the date hereof to the Termination Date, (iii) Capital Leases, entered into in connection with the acquisition of new restaurant properties, not exceeding $15,000,000,
(iv) Indebtedness incurred pursuant to equipment financing transactions not exceeding $15,000,000, (v) purchase money obligations, (vi) indebtedness incurred pursuant to a Permitted Refinancing, (vii) Interest Rate Protection Agreements which are subordinate to the rights of the Banks hereunder in a manner that is acceptable to the Agent and (viii) other Indebtedness not exceeding $5,000,000.

           "Subsidiary" shall mean any corporation the majority of the voting shares of which at the time are owned directly or indirectly by the Company and/or by one or more Subsidiaries of the Company.

           "Swing Line Advance" means an advance made by the Swing Line Bank pursuant to Section 2.08.

           "Swing Line Advance Request" shall have the meaning ascribed to such term in Section 2.08(c) hereof.

           "Swing Line Bank" means Credit Lyonnais New York Branch, or any successor to the duties, obligations and rights of Credit Lyonnais New York Branch, in its capacity as the bank making Swing Line Advances hereunder.

           "Swing Line Borrowing" means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank.

           "Swing Line Facility" shall have the meaning ascribed to such term in Section 2.08 hereof.

           "Syndicated Letters of Credit" shall have the meaning ascribed to such term in Section 3.01 hereof.

           "Syndicated Letters of Credit Commitment" shall have the meaning ascribed to such term in Section 3.01(a) hereof.

           "Taxes" shall have the meaning ascribed to such term in Section 5.04(a).

           "Termination Date" shall mean the earlier to occur of
(i) December 31, 1998 or (ii) the date, if any, on which the Total Commitment is cancelled or reduced to $0 pursuant to Section 2.05 or Section 2.07.

           "Total Commitment" shall mean the aggregate Commitment of all the Banks, but in no event shall the Total Commitment exceed $60,000,000.

           "UCP" shall mean the Uniform Customs and Practice for Documentary Credits, 1993 revision, International Chamber of Commerce Publication
No. 500, as the same may be amended and in effect from time to time.

           "Wholly Owned Subsidiary" shall mean any Subsidiary all the shares of stock of all classes of which (other than directors' qualifying shares) at the time are owned directly or indirectly by the Company and/or one or more Wholly owned Subsidiaries of the Company.


                                      ARTICLE II

                              THE REVOLVING CREDIT LOANS

           Section 2.01. The Loans. Prior to the Termination Date, and subject to the terms and conditions of this Agreement, upon the request of the Company, and upon the satisfaction by the Company or the waiver by each of the Banks of each of the conditions precedent contained in Article VII applicable thereto, each of the Banks, severally and not jointly with the other Banks, agrees to make one or more Loans to the Company from time to time in an aggregate principal amount at any one time outstanding not to exceed its Commitment; provided, however, that the sum of (i) aggregate outstanding Loans, plus (ii) the aggregate outstanding Swing Line Advances, plus (iii) the aggregate Face Amount of Syndicated Letters of Credit outstanding at any time may not exceed the Total Commitment.

           Section 2.02.  Procedure for Loans.

           (a) The Company may borrow Loans by delivering a written Loan Request to the Agent by 2:00 p.m., New York time, on the Business Day that is not less than one Business Day prior to the requested Borrowing Date therefor, in the case of ABR Loans, or three Business Days prior to the requested Borrowing Date therefor, in the case of Eurodollar

Loans. ABR Loans shall be in the minimum aggregate amount of $1,000,000 or in integral multiples of $1,000,000 in excess thereof. Eurodollar Loans shall be in the minimum aggregate amount of $5,000,000 or in integral multiples of $1,000,000 in excess thereof. There shall not be outstanding at any one time more than five separate Eurodollar Loans.

           (b) Upon receipt of any Loan Request from the Company, the Agent shall forthwith give notice to each Bank of the substance thereof. Not later than 10:00 A.M. New York time, on the Borrowing Date specified in such Loan Request, each Bank shall make available to the Agent in immediately available funds at the office of the Agent at its address set forth on the signature pages hereof, such Bank's Pro Rata Share of the requested Loans.

           (c) Upon receipt by the Agent of all such funds and upon the satisfaction by the Company or waiver by each of the Banks of each of the conditions precedent contained in Article VII applicable thereto, the Agent shall disburse to the Company on the requested Borrowing Date the Loans requested in such Loan Request. The Agent may, but shall not be required to, advance on behalf of any Bank such Bank's Pro Rata Share of the Loans on a Borrowing Date unless such Bank shall have notified the Agent prior to such Borrowing Date that it does not intend to make available its Pro Rata Share of such Loans on such date. If the Agent makes such advance, the Agent shall be entitled to recover such amount on demand from the Bank on whose behalf such advance was made, and if such Bank does not pay the Agent the amount of such advance on demand, the Company shall promptly repay such amount to the Agent. Until such amount is repaid to the Agent by such Bank or the Company, such advance shall be deemed for all purposes to be a Loan made by the Agent. The Agent shall be entitled to recover from the Bank or the Company, as the case may be, interest on the amount advanced by it for each day from the Borrowing Date therefor until repaid to the Agent, at a rate per annum equal to the applicable rate on the Loans made on the Borrowing Date.

           (d) In lieu of delivering the written notice described above, the Company may give the Agent telephonic notice of any request for borrowing by the time required under this Section 2.02; provided, that such telephonic notice shall be confirmed by delivery of a written notice to the Agent by no later than 2:00 P.M., New York time, on the date of such telephonic notice.

           Section 2.03. Notes. The Company's obligation to repay the Loans shall be evidenced by Notes, one such payable to the order of each Bank. The Note of each Bank shall (i) be in the principal amount of such Bank's Commitment, (ii) be dated the date of the Initial Loan and (iii) be stated to mature on the Termination Date and bear interest from its date until maturity on the principal balance (from time to time outstanding thereunder) payable at the rates and in the manner provided herein. Each Bank is authorized to indicate upon the grid attached to its Note all Loans made by it pursuant to this Agreement, interest elections and payments of principal and interest thereon. Such notations shall be presumptive as to the aggregate unpaid principal amount of all Loans made by such Bank, and interest due thereon, but the failure by any Bank to make such notations or the inaccuracy or incompleteness of any such notations shall not affect the obligations of the Company hereunder or under the Notes.

           Section 2.04. Commitment Fee. The Company shall pay to the Agent for the account of the Banks a fee (the "Commitment Fee") equal, (a) if the Leverage Ratio is greater than 3.50:1, to 0.500 percent (1/2 of 1%) per annum (on the basis of a 365-day year for the actual number of days elapsed) on the daily average Available Commitment from the date hereof to the Termination Date and (b) if the Leverage Ratio is equal to or less than 3.50:1, to 0.375 percent per annum (on the basis of a 365-day year for the actual number of days elapsed) on the daily average Available Commitment from the date thereof to the Termination Date. Such fee shall be payable in arrears on the last day of each calendar quarter, commencing on the first such date after the date hereof, and on the Termination Date.

           Section 2.05. Cancellation or Reduction of Commitment. The Company shall have the right, upon not less than three Business Days' written notice to the Agent and upon payment of the Commitment Fee accrued through the date of such cancellation or reduction, to cancel the Total Commitment in full or to reduce the amount thereof; provided, however, that the Total Commitment may not be fully canceled so long as any Loan, Swing Line Advance or Syndicated Letter of Credit remains outstanding; and provided, further, that the amount of any partial reduction in the Total Commitment shall not exceed the Available Commitment. Partial reductions of the Total Commitment shall be in the amount of $5,000,000 or in integral multiples of $1,000,000 in excess thereof (or, if the aggregate outstanding amount of Loans is less than $5,000,000 or $1,000,000, as the case may be, then all of such lesser amount). All such cancellations or reductions shall be permanent.

           Section 2.06. Optional Prepayment. The Company shall have the right, on not less than three Business Days' written notice to the Agent, to prepay Loans bearing interest on the same basis and having the same Interest Periods, if any, in whole or in part, without premium or penalty, in the aggregate principal amount of $1,000,000 or in integral multiples of $1,000,000 in excess thereof, in the case of ABR Loans, or in the aggregate principal amount of $3,000,000 or in integral multiples of $1,000,000 in excess thereof, in the case of Eurodollar Loans (or, if the outstanding aggregate amount of such Loan is less than $3,000,000 or $1,000,000, as the case may be, then all of such lesser amount), together with accrued interest on the principal being prepaid to the date of prepayment and, in the case of Eurodollar Loans, the amounts required by Section 5.03. Subject to the terms and conditions hereof, prepaid Loans may be reborrowed.

           Section 2.07. Mandatory Reduction of the Commitment; Mandatory Prepayment.

           (a) If (i) the Company or any Subsidiary shall sell, lease, assign, transfer or otherwise dispose of any of its assets, other than pursuant to an Excluded Asset Sale, (ii) any of Company's or Subsidiary's capital assets shall be subject to loss, casualty, fire damage, theft or other destruction or condemnation or (iii) the Company or a Subsidiary issues, assumes or incurs Specified Additional Indebtedness, the Commitment of each Bank shall be reduced as provided below by an amount equal to such Bank's Pro Rata Share of the Net Cash Proceeds from any such sale, lease, assignment, transfer, disposition, loss, casualty, fire damage, theft, destruction, condemnation, issuance, assumption or incurrence. In the case of reductions due to the issuance, assumption or incurrence of Specified Additional Indebtedness, each Bank's Commitment shall be reduced upon receipt by the Company or any Subsidiary, as the case may be, of the Net Cash
Proceeds, and the Company or its Subsidiary, as the case may be, shall promptly deliver to the Agent notice of the mandatory reduction. In the case of reductions due to a sale, lease, assignment, transfer, disposition, loss, casualty, fire damage, theft, destruction or condemnation such reduction shall be effective on the date that is six months after the date of receipt of such Net Cash Proceeds, unless the Company or any such Subsidiary
(i) reinvests an amount equal to such Net Cash Proceeds in a Capital
Investment permitted hereunder within six months of receipt thereof or
(ii)(A) commits,
within six months of receipt thereof, to reinvest an amount equal to such Net Cash Proceeds in a Capital Investment permitted hereunder, (B) delivers notice and evidence reasonably satisfactory to the Agent of such commitment and (C) applies such amount to such Capital Investment within six months of the date of delivery of such notice. In the event that Net Cash Proceeds are received by the Company or any Subsidiary, the Commitment of each Bank shall be reduced by an amount equal to such Bank's Pro Rata Share in any such proceeds not reinvested pursuant to (i) above, or committed to be reinvested pursuant to
(ii) above, except that if any such proceeds committed to be reinvested pursuant to (ii) above are not applied to such committed Capital Investment within six months of the date of delivery of the required notice, the provisions of clause (ii) above shall not apply and the Commitment of each Bank shall be reduced as provided in the first sentence of this Section 2.07(a), effective on the date that is six months from the date of delivery of the required notice.

           (b) Reductions Permanent. Once effective, any reduction of the Commitments pursuant to this Section 2.07 shall be permanent and may not be reinstated.

           (c) Mandatory Prepayment. In order that the sum of (i) the aggregate outstanding Loans, plus (ii) the aggregate outstanding Swing Line Advances, plus (iii) the aggregate Face Amount of Syndicated Letters of Credit outstanding will not at any time exceed the Total Commitment, the Company shall to the extent of any such excess (A) prepay Loans and/or Swing Line Advances, (B) cause Syndicated Letters of Credit to be returned to the Issuing Bank for cancellation or (C) deposit with the Issuing Bank an amount of cash with respect to Syndicated Letters of Credit (and upon such deposit of cash the Company shall designate which Syndicated Letter of Credit such cash relates to). With respect to cash deposited with the Issuing Bank pursuant to the preceding sentence, the Issuing Bank shall (i) hold such cash for the ratable benefit of the Banks against the obligation to pay such Syndicated Letter of Credit in the event of any draw with respect thereto,
(ii) pay interest thereon to the Company at the NRS Rate at the end of each month, and (iii) return to the Company all cash deposited with it pursuant to the preceding sentence, together with any accrued but unpaid interest thereon, promptly upon the expiration or cancellation of each Syndicated Letter of Credit with respect to which such funds were deposited.

           (d) Application of Prepayments. All prepayments required to be made pursuant to this Section 2.07 shall be applied in the following order: first, to compensate the Banks for any amounts required by Section 5.03, in the case that such prepayment shall apply to any Eurodollar Loans, second, to accrued interest on the principal amount being prepaid and third, to the principal of the Loans and/or Swing Line Advances, as applicable, then outstanding, if any.

           (e) Officer's Certificate. Promptly upon receipt of any Net Cash Proceeds, other than pursuant to any Excluded Asset Sale, the Company shall deliver to the Agent a certificate signed by the chief financial officer of the Company setting forth the amount of the gross cash proceeds received and the items deducted therefrom in reasonable detail in order to confirm the amount of such Net Cash Proceeds.

           Section 2.08.  Swing Line Advances.

           (a) Prior to the Termination Date, and subject to the terms and conditions of this Agreement, the Swing Line Bank shall make, on the terms and conditions hereinafter set forth, Swing Line Advances to the Company from time to time on any Business Day in an aggregate amount not to exceed at any time outstanding $5,000,000 (the "Swing Line Facility"); provided, however, that the sum of (i) the aggregate outstanding Loans, plus (ii) the aggregate outstanding Swing Line Advances, plus (iii) the aggregate Face Amount of Syndicated Letters of Credit outstanding at any time may not exceed the Total Commitment; provided further, however, that the Swing Line Bank may, if in its sole discretion it elects to do so, also make, on the terms and conditions hereinafter set forth, Swing Line Advances to the Company from time to time on any Business Day in an amount such that the aggregate Swing Line Advances do not exceed at any time $5,000,000 outstanding. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of not less than $500,000 or an integral multiple of $100,000 in excess thereof.

           (b) Interest. Each Swing Line Advance shall bear interest at a rate based upon the Base Rate and in the manner set forth in Section 4.02, as if such Swing Line Advance were an ABR Loan.

           (c) Procedure. Each Swing Line Borrowing shall be made on notice, given not later than 11:00 A.M., New York time on the date of the proposed Swing Line Borrowing, by the Company to the Swing Line Bank and the Agent. Each such notice of a proposed Swing Line Borrowing (a "Swing Line

Advance Request") shall be by telephone, telex, cable or telecopier (and if by telex, telecopier or cable, in the form of Exhibit F hereto), and, if by telephone, confirmed immediately in writing, specifying therein the requested
(i) date of such borrowing, (ii) amount of such borrowing and (iii) maturity of such borrowing (which maturity shall be no later than the seventh day after the requested date of such borrowing). To the extent it is required or elects to do so pursuant to Section 2.08(a) above, the Swing Line Bank will make the amount of the requested Swing Line Advance available to the Agent in immediately available funds, at the office of the Agent at its address set forth on the signature pages hereof. After the Agent's receipt of such funds and upon satisfaction by the Company, or waiver by the Agent of each of the conditions precedent contained in Article VII applicable thereto, the Agent will disburse such funds to the Company. Upon written demand by the Swing Line Bank, with a copy of such demand to the Agent, each other Bank shall purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each such other Bank, such other Bank's Pro Rata Share of such outstanding Swing Line Advance as of the date of such demand, by making available to the Agent for the account of the Swing Line Bank, in immediately available funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Bank. The Company hereby agrees to each such sale and assignment. Each Bank agrees to purchase its Pro Rata Share of an outstanding Swing Line Advance on (i) the Business Day on which demand therefor is made by the Swing Line Bank, provided that notice of such demand is given not later than 11:00 A.M., New York time, on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by the Swing Line Bank to any other Bank of a portion of a Swing Line Advance, the Swing Line Bank represents and warrants to such other Bank that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Credit Documents or the Company. If and to the extent that any Bank shall not have so made the amount of such Swing Line Advance available to the Agent, such Bank agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Swing Line Bank until the date such amount is paid to the Agent, at a rate per annum equal to the rate of interest then applicable to ABR Loans, changing as and when said rate changes. If such Bank shall pay to the Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Bank on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.

           (d) Repayment. The Company shall repay to the Agent for the account of the Swing Line Bank and each other Bank which has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made to the Company by each of them on the earlier of the maturity date specified in the applicable Swing Line Advance Request (which maturity shall be no later than the seventh day after the requested date of such borrowing) and the Termination Date.

           Section 2.09. Clean-Up Periods. The Company shall, to the extent necessary, repay outstanding Loans and Swing Line Advances so that during each Clean-Up Period to occur following the date of the Initial Loan the aggregate outstanding amount of Loans plus Swing Line Advances is less than $10,000,000. Such repaid Loans and Swing Line Advances may not be reborrowed until after such Clean-Up Period has ended. No Clean-Up Period shall begin earlier than thirty days after the completion of the immediately preceding Clean-Up Period.


                                      ARTICLE III

                             SYNDICATED LETTERS OF CREDIT

           Section 3.01. Syndicated Letters of Credit. Subject to the terms and conditions hereof, the Issuing Bank shall issue letters of credit (the "Syndicated Letters of Credit") for the account of the Company.

           (a) The Syndicated Letters of Credit Commitment at any time shall be equal to the lesser of (x) $25,000,000 and (y) the Available Commitment.

           (b) The Syndicated Letters of Credit (A) shall have an aggregate Face Amount not in excess of the Syndicated Letter of Credit Commitment,
(B) may, at the sole option of the Issuing Bank, be renewable if so requested by the Company using the form for such request then in general use by the Issuing Bank, and (C) shall have an expiration date no later than the earlier of (i) 365 days after the date of issuance thereof and (ii) the Termination Date. There shall not be outstanding at any one time more than ten (10) separate Syndicated Letters of Credit.

           (c) The Company shall give the Agent at least three Business Days' prior written notice substantially in the form of Exhibit G (effective upon receipt) (a "Letter of Credit Notice") specifying the date on which each Syndicated Letter of Credit is to be issued, the requested expiration date thereof and the stated amount thereof, and attaching a proposed form of such letter of credit accompanied by a completed form of application for issuance of a letter of credit, using such standard form as shall then be in general use by the Issuing Bank. Upon receipt of such notice, the Agent shall notify each Bank of the contents thereof.

           (d) Upon the date of issuance of each Syndicated Letter of Credit, the Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank hereby irrevocably agrees to purchase and each Bank shall be deemed, without further action by any party hereto, to have purchased from the Issuing Bank, an undivided and continuing participation in such Syndicated Letter of Credit, in accordance with such Bank's Pro Rata Share.

           (e) Upon receipt from the beneficiary of any Syndicated Letter of Credit of any demand for payment under such Letter of Credit, the Issuing Bank shall promptly notify the Company as to the amount paid or to be paid as a result of such demand and the respective payment date.

           (f) Each Bank shall promptly, upon request by the Issuing Bank, remit to the Issuing Bank, through the Agent, such Bank's share (as determined in accordance with Section 3.01(d) above) of the payment made by the Issuing Bank together with interest thereon for each day from the day of demand through the day of payment at a rate equal to the rate of interest then applicable to ABR Loans, changing as and when said rate shall change.

           (g) The Company shall not later than noon, New York time, on the date of payment of each drawing, reimburse the Issuing Bank, through the Agent, for any amounts paid by the Issuing Bank under any Syndicated Letter of Credit. The Issuing Bank shall promptly remit to each Bank, through the Agent, such Bank's share (as determined in accordance with Section 3.01(d) above) of any payment received by the Issuing Bank to the extent that such Bank has reimbursed the Issuing Bank in accordance with clause (f) of this
Section 3.01. To the extent that the Company does not reimburse the Issuing Bank, by means of payment pursuant to this paragraph (g) or by means of Loans issued pursuant to paragraph (h) of this Section 3.01, for any payment by the Issuing Bank under any Syndicated Letter of Credit on the date of such payment, such amounts not reimbursed shall accrue interest, payable on demand, at the rate per annum (on the basis of a 365-day year for the actual number of days involved) equal to the sum of (i) 2% per annum and
(ii) the rate of interest then applicable to ABR Loans, changing as and when said rate shall change.

           (h) The Company may request each Bank to make a Loan in order to pay its Reimbursement Obligation in respect of any payment of each drawing under any Syndicated Letter of Credit. To the extent that the Company has not otherwise paid such Reimbursement Obligation on the date of any such drawing, the Company shall be deemed to have given a timely notice of request for Loans to be made on such day as ABR Loans in an aggregate amount of such Reimbursement Obligation. On the day that Loans are to be made in order to pay such Reimbursement Obligation, each Bank shall, subject to and in accordance with the terms and conditions of this Agreement (including satisfaction of the conditions set forth in Article VII hereof), make a Loan, the proceeds of which shall be applied to such Reimbursement Obligation; provided, however, that such Loan may be in amounts less than the minimum aggregate principal amount or in amounts other than in multiples of $1,000,000 in excess thereof as required by Section 2.02(a); and provided further that, with respect to such Loan, such Bank shall be required to make available to the Issuing Bank under Section 2.02(b) only an amount equal to the difference, if any, between the amount of such Loan and the amount remitted through the Agent to the Issuing Bank pursuant to Section 3.01(f). Nothing in this paragraph (h) shall limit each Bank's irrevocable obligations with respect to participations in each Syndicated Letter of Credit pursuant to this Section 3.01.

           (i) The Company shall pay to the Agent for the account of each Bank a letter of credit fee (the "Letter of Credit Fee") on such Bank's share (as determined in accordance with Section 3.01(d) above) of each Syndicated Letter of Credit in the daily average undrawn face amount of such Syndicated Letter of Credit for the period from and including the date of issuance thereof to and including the date of expiration or termination thereof at a rate per annum equal to the Applicable Margin for Eurodollar Loans, such fee to be paid quarterly in arrears on the last day of each March, June, September and December, and on the date of expiration of such Syndicated Letter of Credit; provided that if any such day is not a Business Day, such fee shall be payable on the next preceding Business Day.

           (j) The Company shall pay to the Issuing Bank for the sole account of the Issuing Bank an issuing fee (the

"Issuing Fee") equal to 1/4 of 1% per annum of the aggregate daily average undrawn face amount of Syndicated Letters of Credit outstanding from time to time, such fee to be paid quarterly in arrears on the last day of each March, June, September and December; provided that if any such day is not a Business Day, such fee shall be payable on the next preceding Business Day. The Company shall also pay such other fees with respect to issuance, amendment, advising and like services by the Issuing Bank as are generally charged to its customers by the Issuing Bank for such services at the time such service is performed.

           (k) The obligations of the Company under this Section 3.01 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including circumstances such as: (a) any lack of validity or enforceability of this Agreement, any Syndicated Letter of Credit or any other Credit Document; (b) the existence of any claim, set-off, defense or other right that the Company or any other Person may have at any time against any beneficiary or transferee of any Syndicated Letter of Credit (or any Persons from whom any such beneficiary or transferee may be acting), the Issuing Bank, any Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or any unrelated transaction; (c) any draft, certificate, statement or other document presented under any Syndicated Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (d) payment by the Issuing Bank under any Syndicated Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Syndicated Letter of Credit, or payment by the Issuing Bank under the Syndicated Letter of Credit in any other circumstances in which conditions to payment are not met, except any such payment resulting solely from the gross negligence or willful misconduct of such Issuing Bank; or (e) any other event, condition or circumstance whatever, whether or not similar to any of the foregoing. The Company bears the risk of, and neither the Issuing Bank, any of its directors, officers, employees or agents, nor any Bank, shall be liable or responsible for any of the foregoing matters, the use that may be made of any Syndicated Letter of Credit or acts or omissions of the beneficiary or any transferee in connection therewith.

           (l) On each day during the period commencing with the issuance by the Issuing Bank of any Syndicated Letter of Credit and until such Syndicated Letter of Credit shall have expired or been terminated, the Commitment of each Bank shall be deemed to be utilized for all purposes hereof (including
Section 2.04) in an amount equal to such Bank's share (as determined in accordance with Section 3.01(d) above) of the then undrawn face amount of such Letter of Credit; provided, however, that for the purpose of determining whether any requested Loan or Syndicated Letter of Credit would exceed the Total Commitment if made, on each day during the period commencing with the giving of notice by the Company to the Issuing Bank of a requested Syndicated Letter of Credit pursuant to Section 3.01(c), the Commitment of each Bank shall be deemed to be utilized in an amount equal to such Bank's Commitment with respect to the then undrawn face amount of such Syndicated Letter of Credit.

           (m) The issuance by the Issuing Bank of each Syndicated Letter of Credit shall, in addition to the conditions precedent set forth in
Article VII, be subject to the conditions precedent that such Syndicated Letter of Credit shall be in such form as shall be satisfactory to the Issuing Bank in its reasonable discretion and that the Company shall have executed and delivered such other instruments and agreements relating to such Syndicated Letter of Credit as the Issuing Bank shall have reasonably requested.

           (n) If, at any time, after the Issuing Bank has made payment on a demand under a Syndicated Letter of Credit and has received from any Bank such Bank's share of such payment, and the Issuing Bank receives any payment or makes any application of funds on account of the Company's Reimbursement Obligations under such Syndicated Letter of Credit arising from such payment, the Issuing Bank will pay to the Agent, for the account of such Bank, such Bank's share (as determined in accordance with Section 3.01(d) above) of such payment.

           (o) If any amount received by the Issuing Bank on account of any Syndicated Letter of Credit Reimbursement Obligation shall be avoided, rescinded or otherwise returned or paid over by the Issuing Bank for any reason at any time, whether before or after the termination of this Agreement (or the Issuing Bank believes in good faith that such avoidance, rescission, return or payment is required, whether or not such matter has been adjudicated), each Bank shall, promptly upon notice from the Issuing Bank, pay over to the Agent for the account of the Issuing Bank its share (as determined in accordance with Section 3.01(d) above) of such amount, together with its Pro Rata Share of any interest or penalties payable with respect thereto.

           (p) In the event that the Commitment terminates by acceleration upon the occurrence of a default or otherwise, prior to the Termination Date, upon such termination, the Company shall either (i) cause all Syndicated Letters of Credit to be returned to the Issuing Bank for cancellation or
(ii) deposit with the Issuing Bank an amount of cash equal to the Face Amount of all Syndicated Letters of Credit not so returned to the Issuing Bank upon such termination. The Issuing Bank shall hold funds so deposited for the ratable benefit of the Banks as collateral against the obligation of the Banks to pay such Syndicated Letters of Credit in the event of any draw with respect thereto and shall pay interest thereon to the Company at the NRS Rate at the end of each month. The Issuing Bank shall return to the Company any amounts deposited with it pursuant to this Section 3.01(p) promptly upon the expiration or cancellation of each Syndicated Letter of Credit with respect to which such funds were deposited.

           (q) Notwithstanding any other provision hereof, each Bank hereby agrees that its obligation to participate in each Syndicated Letter of Credit issued in accordance herewith, its obligation to make the payments specified in this Section 3.01, and the right of the Issuing Bank to receive such payments in the manner specified therein, are each absolute, irrevocable and unconditional and shall not be affected by any event, condition or circumstance whatsoever. The failure of any Bank to make any such payment shall not relieve any other Bank of its funding obligation hereunder on the date due, but no Bank shall be responsible for the failure of any other Bank to meet its funding obligations hereunder.


                                      ARTICLE IV

                  INTEREST, METHOD OF PAYMENT, CONVERSION, FEES ETC.

           Section 4.01. Procedure for Interest Rate Determination. Unless the Company shall request in a Loan Request or in a Conversion Request that the Loans (or portions thereof) bear interest as Eurodollar Loans, the Loans shall bear interest as ABR Loans.

           Section 4.02. Interest on ABR Loans. Each ABR Loan shall bear interest from the date of such ABR Loan until maturity, or the beginning of any relevant Interest Period, as the case may be, payable in arrears on the last day of each month of each year, commencing with the first such date after the date hereof, and on the date such ABR Loan is repaid, at a rate per annum (on the basis of a 365- or 366-day year for the actual number of days involved) equal to the sum of (i) the Applicable Margin with respect to ABR Loans and (ii) the Base Rate in effect from time to time, which rate shall change as and when said Base Rate shall change.

           Section 4.03.  Interest on Eurodollar Loans.

           (a) Each Eurodollar Loan shall bear interest from the date of such Loan until maturity, payable in arrears, with respect to Interest Periods of three months or less, on the last day of such Interest Period, and with respect to Interest Periods longer than three months, on the day which is three months after the commencement of such Interest Period and on the last day of such Interest Period, at a rate per annum (on the basis of a 360-day year for the actual number of days involved), determined by the Agent with respect to each Interest Period with respect to Eurodollar Loans, equal to the sum of (i) the Applicable Margin and (ii) LIBOR.

           (b) The Interest Period for each Eurodollar Loan shall be selected by the Company at least three Business Days prior to the beginning of such Interest Period. If the Company fails to notify the Agent of the Interest Period for a subsequent Eurodollar Loan at least three Business Days prior to the last day of the then current Interest Period of an outstanding Eurodollar Loan, then such outstanding Eurodollar Loan shall become an ABR Loan at the end of such current Interest Period.

           (c) Notwithstanding the foregoing: (i) if any Interest Period for a Eurodollar Loan would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
(iii) no Interest Period for a Eurodollar Loan may extend beyond the Termination Date.

           (d) Eurodollar Loans shall be made by each Bank from its branch or affiliate identified as its Eurodollar Lending Office on the signature page hereto, or such other branch or affiliate as it may hereafter designate to the Company and the Agent as its Eurodollar Lending Office.

           Section 4.04.  Conversion.

           (a) The Company may request, by delivery to the Agent of a written Conversion Request not less than three Business Days prior to a requested Conversion Date, that all or portions of the outstanding Loans, in the aggregate amount of $1,000,000 or in integral multiples of $1,000,000 in excess thereof (or, if the aggregate amount of outstanding Loans is less than $1,000,000, then all such lesser amount) to bear interest from and after the Conversion Date as either ABR Loans or Eurodollar Loans.

           (b) Upon receipt of any such Conversion Request from the Company, the Agent shall forthwith give notice to each Bank of the substance thereof. Effective on such Conversion Date and upon payment by the Company of the amounts, if any, required by Section 5.03, the Loans or portions thereof as to which the Conversion Request was made shall commence to accrue interest as set forth in this Article IV for the interest rate selected by the Company.

         (c) In lieu of delivering the above described notice, the Company may give the Agent telephonic notice hereunder by the required time under this Section 4.04; provided, that such telephonic notice shall be confirmed by delivery of a written notice to the Agent by no later than 2:00 P.M., New York City time, the date of such telephonic notice.

           Section 4.05. Post Default Interest. Upon the occurrence and during the continuation of an Event of Default, the Agent or the Required Banks may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Banks notwithstanding any provision of
Section 11.04 requiring unanimous consent of the Banks to changes in interest rate), declare that all Loans, Swing Line Advances and any unpaid installment of interest shall bear interest at a rate per annum (on the basis of a 365-day year (with respect to ABR Loans and Swing Line Advances) or a 360-day year (with respect to Eurodollar Loans) for the actual number of days involved) equal to the sum of (i) 2% and (ii) (A) with respect to ABR Loans and Swing Line Advances, the rate of interest then applicable to ABR Loans, changing as and when said rate shall change, and (B) with respect to Eurodollar Loans, the rate of interest applicable to each such Eurodollar Loan. Interest payable pursuant to this Section 4.05 shall be payable on demand.

           Section 4.06.  Maximum Interest Rate.

           (a) Nothing in this Agreement or the Notes shall require the Company to pay interest at a rate exceeding the maximum rate permitted by applicable law. Neither this Section nor Section 11.01 is intended to limit the rate of interest payable for the account of any Bank to the maximum rate permitted by the laws of the State of New York (or any other applicable law) if a higher rate is permitted with respect to such Bank by supervening provisions of U.S. Federal law.

           (b) If the amount of interest payable for the account of any Bank on any interest payment date in respect of the immediately preceding interest computation period, computed pursuant to this Article IV, would exceed the maximum amount permitted by applicable law to be charged by such Bank, the amount of interest payable for its account on such interest payment date shall automatically be reduced to such maximum permissible amount.

           (c) If the amount of interest payable for the account of any Bank in respect of any interest computation period is reduced pursuant to clause
(b) of this Section 4.06 and the amount of interest payable for its account in respect of any subsequent interest computation period would be less than the maximum amount permitted by law to be charged by such Bank, then the amount of interest payable for its account in respect of such subsequent interest computation period automatically shall be increased to such maximum permissible amount; provided that at no time shall the aggregate amount by which interest paid for the account of any Bank has been increased pursuant to this clause (c) exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to clause (b) of this
Section 4.06.

           Section 4.07. Fees. In order to induce the Banks to participate in this Agreement, the Company shall pay (i) an amendment fee of 0.375% on the final allocated Commitment of each Bank participating in the Revolving Credit Agreement, dated as of July 26, 1994, among Foodmaker, Inc., the Banks named therein, Credit Lyonnais New York Branch, as Agent, Collateral Agent and Swing Line Bank and Union Bank as Issuing Bank, (ii) an up-front fee of 0.75% on the final allocated Commitment of each Bank not participating in the Revolving Credit Agreement described in (i) above, and (iii) an arrangement fee of $65,000 to the Agent.

                                       ARTICLE V

                               DISBURSEMENT AND PAYMENT

           Section 5.01. Pro Rata Treatment. Each payment of the Commitment Fee and each reduction of the Total Commitment shall be apportioned among the Banks in proportion to each Bank's Pro Rata Share. Except as provided in
Section 5.04 or 5.05, the Notes or portions thereof as to which a Conversion Request has been made pursuant to Section 4.04 hereof shall at all times bear interest on the same basis (as ABR Loans and Eurodollar Loans) and the Interest Periods applicable thereto, if any, shall be of the same duration.

           Section 5.02. Method of Payment. All payments by the Company hereunder and under the Notes shall be made without setoff or counterclaim to the Agent, for its account or for the account of the Bank or Banks entitled thereto, as the case may be, in lawful money of the United States and in immediately available funds at the office of the Agent on the date when due.

           Section 5.03.  Compensation for Losses.

           (a) Compensation. In the event that the Company makes a prepayment of Eurodollar Loans under Section 2.06 or 2.07 or in the event a Conversion Date with respect to a Eurodollar Loan selected pursuant to
Section 4.04 falls on a day other than the last day of the Interest Period for the amount so prepaid or as to which a conversion is made, or in the event the Company revokes any notice given under Section 2.02 with respect to a Eurodollar Loan, or in the event the Loans or portions thereof are converted into ABR Loans pursuant to Section 5.05, or Eurodollar Loans shall be declared to be due and payable prior to the scheduled maturity thereof pursuant to Section 9.01, the Company shall pay to each Bank promptly after its demand an amount which will compensate such Bank for any out-of-pocket loss or premium or penalty incurred by such Bank as a result of such prepay-ment, conversion, declaration or revocation of notice in respect of funds obtained for the purpose of making or maintaining such Bank's Loans, or any part thereof. Such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so paid or prepaid, or not borrowed or converted, for the period from the date of such payment or prepayment or conversion or failure to borrow to the last day of such Interest Period (or, in the case of a failure to borrow, the Interest Period that would have commenced on the date of such failure to borrow) in each case at the applicable rate of interest for such Loan provided for herein (excluding, however, the Applicable Margin included therein) over (ii) the amount of interest (as reasonably determined by such Bank) which would have accrued to such Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market or in the New York certificate of deposit market.

           (b) Certificate, Etc. Each Bank shall promptly notify the Company, with a copy to the Agent, upon becoming aware that the Company may be required to make any payment pursuant to this Section 5.03. When requesting payment pursuant to this Section 5.03, each Bank shall provide to the Company, with a copy to the Agent, a certificate, signed by an officer of such Bank, setting forth the amount required to be paid by the Company to such Bank and the computations made by such Bank to determine such amount.
In the absence of manifest error, such certificate shall be conclusive and binding on the Company as to the amount so required to be paid by the Company to such Bank.

           Section 5.04.  Withholding, Reserves and Additional Costs.

           (a) Withholding. To the extent permitted by law, all payments under this Agreement and under the Notes (including payments of principal and interest) shall be payable to each Bank free and clear of any and all present and future taxes, levies, imposts, duties, deductions, withholdings, fees, liabilities and similar charges (collectively, the "Taxes"); provided, that "Taxes" shall not include taxes imposed on or measured by the overall net income of any Bank by the United States of America or any political subdivision or taxing authority thereof or therein, or taxes on or measured by the overall net income of any foreign office, branch or subsidiary of such Bank by any foreign country or subdivision thereof in which such office, branch or subsidiary is doing business. If any Taxes are required to be withheld or deducted from any amount payable under this Agreement or any Note, then the amount payable under this Agreement or such Note shall be increased to the amount which, after deduction from such increased amount of all Taxes required to be withheld or deducted therefrom, will yield to such Bank the amount stated to be payable under this Agreement or such Note. The Company shall execute and deliver to any Bank upon its request such further instruments as may be necessary or desirable to give full force and effect to any such increase, including a new Note of the Company to be issued in exchange for any Note theretofore issued. The Company shall also hold each Bank harmless and indemnify it for any stamp or other taxes with respect to the preparation, execution, delivery, recording, performance or enforcement of the Credit Documents (all of which shall be included within "Taxes"). If any of the Taxes specified in this
Section 5.04(a) are paid by any Bank, the Company shall, upon demand of such Bank, promptly reimburse such Bank for such payments, together with any interest, penalties and expenses incurred in connection therewith, plus interest thereon at a rate per annum (based on a 365-day year for the actual number of days involved) equal to the sum of 2% and the interest rate then applicable to ABR Loans, changing as and when such rate shall change, from the date such payment or payments are made by such Bank to the date of reimbursement by the Company. The Company shall deliver to the Agent certificates or other valid vouchers for all Taxes or other charges deducted from or paid with respect to payments made by the Company hereunder. Notwithstanding the foregoing, the Company shall be entitled, to the extent it is required to do so by law, to deduct or withhold (and shall not be required to make payments as otherwise required in this Section on account of such deductions or withholdings) income or other similar taxes imposed by the United States of America from interest, fees or other amounts payable hereunder for the account of any Bank other than a Bank (i) who is a U.S. Person for U.S. Federal income tax purposes or (ii) who has the Prescribed Forms on file with the Company for the applicable year; provided, that if the Company shall so deduct or withhold any such taxes, it shall provide a statement to the Agent and such Bank, setting forth the amount of such taxes so deducted or withheld, the applicable rate and any other information or documentation which such Bank may reasonably request for assisting such Bank to obtain any allowable credits or deductions for the taxes so deducted or withheld in the jurisdiction or jurisdictions in which such Bank is subject to tax.

         (ii) Each Bank agrees that (x) it will take all reasonable actions by all usual means to maintain all exemptions, if any, available to it from United States withholding taxes (whether available by treaty or existing administrative waiver) and (y) otherwise cooperate with the Company to minimize any amounts payable by the Company under this Section 5.04(a).

           (b) Additional Costs. (i) If after the date hereof, any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof or the enactment of any law or regulation shall either (1) impose, modify or deem applicable any reserve, special deposit or similar requirement against the Banks'

Commitments or the Loans or Swing Line Advances or (2) impose on any Bank any other condition regarding this Agreement, its Commitment or the Loans or Swing Line Advances and the result of any event referred to in clause (1) or (2) of this clause (b) shall be to increase the cost to any Bank of maintaining its Commitment or the Loans or Swing Line Advances (which increase in cost shall be calculated in accordance with each Bank's reasonable averaging and attribution methods) by an amount which any such Bank deems to be material, then, upon written demand by such Bank, the Company shall pay to such Bank within 15 days of such written demand an amount equal to such increase in cost; provided, that in respect of any Loan or Swing Line Advance, no such compensation shall be payable to the extent that, in the reasonable opinion of such Bank, the interest rate on the Loans or Swing Line Advances has been adjusted to account for such increased cost. Such amount shall bear interest, after receipt by the Company of such demand until payment in full thereof, at a rate per annum (based on a 365-day year, for the actual number of days involved) equal to the sum of 2% and the interest rate then applicable to ABR Loans, changing as and when such rate shall change.

         (ii) If any Bank shall have determined that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, (including any such adoption or change made prior to the date hereof but not effective until after the date hereof) or compliance by any Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital for any such Bank or any corporation controlling such Bank as a consequence of its obligations under this Agreement to a level below that which such Bank or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy), then from time to time, upon demand by such Bank, the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction, plus interest thereon at a rate per annum (based on a 365-day year, for the actual number of days involved) equal to the sum of 2% and the interest rate then applicable to ABR Loans, changing as and when such rate shall change, from the date of such demand by such Bank to the date of payment by the Company.

           (c) Lending Office Designations. Before giving any notice to the Company pursuant to this Section 5.04, each Bank shall, if possible, designate a different lending office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank.

           (d) Certificate, Etc. Each Bank shall promptly notify the Company, with a copy to the Agent, upon becoming aware that the Company may be required to make any payment pursuant to this Section 5.04. When requesting payment pursuant to this Section 5.04, each Bank shall provide to the Company, with a copy to the Agent, a certificate, signed by an officer of such Bank, setting forth the amount required to be paid by the Company to such Bank and the computations made by such Bank to determine such amount. Determinations and allocations by such Bank for purposes of this Section 5.04 shall be conclusive, provided that such determinations and allocations are made on a reasonable basis and are mathematically accurate. In the absence of manifest error, such certificate shall be conclusive and binding on the Company as to the amount so required to be paid by the Company to such Bank.

           Section 5.05. Unavailability. If at any time any Bank shall have determined in good faith (which determination shall be conclusive) that the making or maintenance of all or any part of such Bank's Eurodollar Loans has been made impracticable or unlawful because of compliance by such Bank in good faith with any law or guideline or interpretation or administration thereof by any official body charged with the interpretation or administration thereof or with any request or directive of such body (whether or not having the effect of law), because U.S. dollar deposits in the amount and requested maturity of such Eurodollar Loans are not available to the Bank in the London Eurodollar interbank market or because of any other reason, then the Agent, upon notification to it of such determination by such Bank, shall forthwith advise the other Banks and the Company thereof. Upon such date as shall be specified in such notice and until such time as the Agent, upon notification to it by such Bank, shall notify the Company and the other Banks that the circumstances specified by it in such notice no longer apply,
(i) notwithstanding any other provision of this Agreement, such Bank's Eurodollar Loans shall automatically and without requirement of notice by the Company be converted to ABR Loans and (ii) the obligation of only such Bank to allow borrowing, elections and renewals of Eurodollar Loans shall be sus-pended, and, if the Company shall request in a Borrowing Request or Conversion Request that such Bank make a Eurodollar Loan, the loan requested to be made by such Bank shall instead be made as an ABR Loan.

           Section 5.06.  Additional Costs in Respect of Letters of Credit.

           (a) Except in the case of increased cost attributable to the imposition of taxes as to which the Company's liability is governed by
Section 5.04(a), if as a result of any change after the date hereof in applicable law or regulation or in the interpretation thereof by any Governmental Authority there shall be imposed, modified or deemed applicable any reserve, special deposit, capital adequacy requirement or other requirements against or with respect to or measured by reference to Syndicated Letters of Credit issued or to be issued by the Issuing Bank hereunder and the result shall be to increase the cost to the Issuing Bank of issuing or maintaining any Syndicated Letter of Credit hereunder, or reduce any amount receivable by the Issuing Bank hereunder in respect of any Syndicated Letter of Credit (which increase in cost, or reduction in amount receivable, shall be the result of the Issuing Bank's reasonable allocation of the aggregate of such increases or reductions resulting from such event), the Company shall, upon demand by the Issuing Bank, promptly pay to the Issuing Bank such additional amounts as the Issuing Bank from time to time specifies as necessary to compensate the Issuing Bank for such increased costs or reductions in amounts receivable.

           (b) Certificate, Etc. The Issuing Bank shall promptly notify the Company, with a copy to the Agent, upon becoming aware that the Company may be required to make any payment pursuant to this Section 5.06. When requesting payment pursuant to this Section 5.06, the Issuing Bank shall provide to the Company, with a copy to the Agent, a certificate, signed by an officer of the Issuing Bank, setting forth the amount required to be paid by the Company to the Issuing Bank and the computations made by the Issuing Bank to determine such amount. Determinations and allocations by the Issuing Bank for purposes of this Section 5.06 shall be conclusive, provided that such determinations and allocations are made on a reasonable basis and are mathematically accurate. In the absence of manifest error, such certificate shall be conclusive and binding on the Company as to the amount so required to be paid by the Company to the Issuing Bank. Notwithstanding anything to the contrary contained herein, the Company shall not be required to make any payment to the Issuing Bank pursuant to this Section 5.06 with respect to costs, reductions or other amounts relating to any time which is greater than 30 days prior to the Issuing Bank's request therefor.

           Section 5.07. Commercial Practices in Respect of Letters of Credit. Without affecting any rights the Banks may have under applicable law (including under the UCP), the Company agrees that none of the Banks, the Issuing Bank or the Agent nor any of their respective officers or directors shall be liable or responsible for, and the obligations of the Company to the Banks, the Issuing Bank, and the Agent hereunder shall not in any manner be affected by: (i) the use that may be made of any Syndicated Letter of Credit or the proceeds thereof by the beneficiary thereof or any other Person;
(ii) the validity, sufficiency or genuineness of documents other than the Issuing Bank Syndicated Letters of Credit, or of any endorsement(s) thereon, even if such documents should, in fact, prove to be in any or all respects invalid, insufficient, fraudulent or forged; or (iii) any other circumstances whatsoever in making or failing to make payment under any Syndicated Letter of Credit; provided that the foregoing shall not operate to bar a claim against a Bank or the Issuing Bank to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Company that are caused by such Bank's or Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under any Syndicated Letter of Credit complied with the terms of such Syndicated Letter of Credit or such Bank's or Issuing Bank's failure to pay under such Syndicated Letter of Credit after the presentation to it of documents strictly complying with the terms and conditions of such Syndicated Letter of Credit. In furtherance and not in limitation of the foregoing, any Bank or the Issuing Bank may accept documents that appear on their face to be in order without responsibility for further investigation.


                                      ARTICLE VI

                            REPRESENTATIONS AND WARRANTIES

           Section 6.01. Representations and Warranties. The Company represents and warrants to the Banks that:

           (a) Subsidiaries. At the date hereof, the Company has no Subsidiaries other than as listed on Schedule 6.01(a).

           (b) Good Standing and Power. The Company and each of its Subsidiaries are corporations, each duly organized and validly existing, under the laws of the juris-diction of its incorporation, and each has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where any such failure could not individually or together with all other such failures to be so qualified reasonably be expected to have a Material Adverse Effect.

           (c) Corporate Authority. The Company has full corporate power and authority to execute, deliver and perform each of the Credit Documents to which it is a party, to grant to the Collateral Agent the security interests and liens described therein, to make the borrowings contemplated hereby, and to execute and deliver the Notes and to incur the obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary corporate action. No consent or approval of stockholders of the Company is required as a condition to the validity or performance or the exercise by the Agent or the Banks of any of their rights or remedies under any of the Credit Documents.

           (d) Authorizations. All authorizations, consents, approvals, registrations, notices, exemptions and licenses with or from Governmental Authorities and other Persons which are necessary for the borrowing hereunder, the grant of the security interests in and liens on the Collat-eral, the execution and delivery of the Credit Documents, the performance by the Company of its obligations hereunder and thereunder and the exercise by the Agent and the Banks of their remedies hereunder and thereunder have been effected or obtained and are in full force and effect, except for those that may be necessary in connection with the perfection or protection of liens granted pursuant to the Security Documents.

           (e) Binding Agreements. This Agreement and each of the other Credit Documents (other than the Notes) constitutes, and the Notes, when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

           (f) Litigation. Except as described in Schedule 6.01(f) hereto, there are no proceedings or investigations pending or threatened before any court or arbitrator or before or by any Governmental Authority which, in any one case or in the aggregate, could reasonably be expected to have a Material Adverse Effect or relate to any Credit Document or the transactions contemplated hereby and thereby.

           (g) No Conflicts. There is no statute, regulation, rule, order or judgment, and no provision of any material agreement or instrument binding on the Company or any of its Subsidiaries, or affecting their respective properties and no provision of the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, which would prohibit, conflict with or in any way prevent the execution, delivery, or performance of the terms of the Credit Documents or the incurrence of the obligations provided for herein and therein, or result in or require the creation or imposition of any Lien on any of the Company's or its Subsidiaries' properties as a consequence of the execution, delivery and performance of any Credit Document or the transactions contemplated hereby and thereby, other than as contemplated in the Security Documents.

           (h) Financial Condition. (i) The consolidated balance sheet of the Company and its Subsidiaries as of October 1, 1995, together with consolidated statements of income, retained earnings, paid-in capital and surplus and cash flows for the fiscal year then ended, all certified by KPMG Peat Marwick, and the consolidated balance sheet of the Company and its Subsidiaries as of January 21, 1996, together with consolidated statements of income and cash flows for the fiscal quarter then ended, all certified by the chief financial officer of the Company, heretofore delivered to the Agent, fairly present the consolidated financial condition of the Company and its Subsidiaries and the results of their operations and transactions in their surplus accounts as of the dates and for the periods referred to and have been prepared in accordance with GAAP consistently applied throughout the periods involved (subject to normal year-end adjustments in the case of the January 21, 1996 financial statements). There are no material liabilities, direct or indirect, fixed or contingent, of the Company or any of its Subsidiaries as of the dates of such balance sheets which are not reflected therein or in the notes thereto. All projections contained in the "Foodmaker Preliminary Management Plan," dated January 23, 1996, heretofore delivered to the Agent by the Company have been prepared by the Company in good faith and, as of the date hereof, there is no reason to believe that the estimates and assumptions used to prepare such projections are not reasonable.

         (ii) Other than the disposition by the Company of its equity interest in Family Restaurants, Inc., there has been no material adverse change in the business, properties, condition (financial or otherwise) or operations, present or prospective, of the Company or any of its Subsidiaries since the date of the balance sheet dated October 1, 1995 delivered to the Agent.

        (iii) Since January 21, 1996, there has not occurred any fact, event or condition which could reasonably be expected to have a Material Adverse Effect.

           (i) Taxes. As of the date hereof, the Company and each of its Subsidiaries has filed or caused to be filed all tax returns which are required to be filed and has paid all taxes required to be shown to be due and payable on said returns or on any assessment made against it or any of its property and all other taxes, assessments, fees, liabilities, penalties or other charges imposed on it or any of its property by any Governmental Authority, except for any taxes, assessments, fees, liabilities, penalties or other charges which are being contested in good faith and for which adequate reserves (in accordance with GAAP) have been established and except for such taxes, assessments, fees, liabilities and other charges which are not material in amount.

           (j) Use of Proceeds. The proceeds of the Loans, the Swing Line Advances and the Syndicated Letters of Credit will be used by the Company for general corporate purposes, including working capital and capital expenditures; provided, however, the Company, during any fiscal year, shall not use more than $2,000,000 of such proceeds to satisfy judgments or fund settlements relating to litigation, tax matters or regulatory matters.

           (k) Margin Regulations. No part of the proceeds of any Loan will be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, or extend credit to others for the purpose of purchasing or carrying, any "margin stock" as defined in Regulation G or Regulation U of the Board of Governors of the Federal Reserve System. The making of the Loans hereunder, the use of the proceeds thereof as contemplated hereby and the security arrangements contemplated by the Credit Documents will not violate or be inconsistent with any of the provisions of Regulation U, G, T or X of the Board of Governors of the Federal Reserve System.

           (l) Accuracy of Information. All written information relating to the Company or any of its Subsidiaries heretofore delivered to the Agent in connection with the Credit Documents by or on behalf of the Company is true and correct in all material respects as of the date given.

           (m) Title to Properties; Possession Under Leases. The Company and its Subsidiaries each have good and marketable title to, or valid leasehold interests in, all of their respective material properties and assets except for minor defects in title that do not interfere with the ability of the Company or any such Subsidiaries to conduct its business as now conducted.
All such assets and properties are free and clear of all Liens, except Permitted Encumbrances.

           (n) Conduct of Business. At the date hereof, the Company and its Subsidiaries have valid fee or leasehold interests in all real property where they maintain offices or operate their businesses and hold all authorizations, consents, approvals, registrations, franchises, licenses and permits, with or from Governmental Authorities and other Persons as are required or necessary for them to own their properties and conduct their business as now conducted, except where the failure to hold any such authorization, consent, approval, registration, franchise, license or permit is not, in any one case or in the aggregate, reasonably expected to have a material impact on the Company or materially impair the value of the Collateral.

           (o) Compliance with Laws and Charter Documents. As of the date hereof, neither the Company nor any Subsidiary thereof is in violation of
(i) any law, statute, rule, regulation or order of any Governmental Authority (including Environmental Laws) applicable to it or its properties or assets, except, in each case, where any such violation could not be material to the operations, properties or assets or (ii) its certificate of incorporation or any similar document.

           (p) ERISA. (i) Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Plan which, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that could reasonably be expected to have a Material Adverse Effect.

           (ii) No Plan which is a single-employer plan had an accumulated funding deficiency, whether or not waived, as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof. Neither the Company nor any of its Subsidiaries is (A) required to give security to any Plan which is a single-employer plan pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, or (B) subject to a lien in favor of such a Plan under Section 302(f) of ERISA.

         (iii) No liability under Sections 4062, 4063, 4064 or 4069 of ERISA has been or is reasonably expected by the Company to be incurred by the Company or any of its Subsidiaries with respect to any Plan which is a single-employer plan in an amount that could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has incurred or expects to incur any withdrawal liability with respect to any Plan which is a multiemployer plan in an amount which could reasonably be expected to have a Material Adverse Effect.

         (iv) Under each Plan which is a single-employer plan and which is subject to Title IV of ERISA, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all benefit liabilities (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation) did not exceed the fair market value of the assets of such Plan by more than $5,000,000, and there has been no material adverse change in the financial condition of the Plan since the last day of the most recent plan year.

           (v) Insofar as the representations and warranties of the Company and its Subsidiaries contained in clauses (i) and (ii) above relate to any Plan which is a multiemployer plan, such representations and warranties are made to the best knowledge of the Company and its Subsidiaries. As used in this Section, Section 8.01(k) or Section 9.01(i), (A) "accumulated funding deficiency" shall have the meaning assigned to such term in Section 412 of the Code and Section 302 of ERISA; (B) "multiemployer plan" and "plan year" shall have the respective meanings assigned to such terms in Section 3 of ERISA; (C) "affected party" and "single-employer plan" shall have the respective meanings assigned to such terms in Section 4001 of ERISA;
(D) "taxable period" shall have the meaning assigned to such term in Section 4975 of the Code; and (E) "withdrawal liability" shall have the meaning assigned to such term in Part 1 of Subtitle E of Title IV of ERISA.

           (q) Not an Investment Company. Neither the Company nor any of its Subsidiaries is or, after giving effect to the transactions contemplated hereby will be, (i) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended or (ii) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or any foreign, federal, state or local statute or regulation limiting its ability to incur indebtedness for money borrowed as contemplated hereby.

           (r) The Security Documents. The provisions of the Security Documents will be effective to create in favor of the Banks a valid, binding and enforceable security interest in all right, title and interest of the Company in the Collateral described therein, and upon making all appropriate filings and notifications will constitute a fully perfected first and prior security interest, lien or mortgage, in all right, title and interest of the Company in such Collateral which may be perfected by the making of appropriate filings or notifications, superior in right to any Liens, except for Permitted Encumbrances, existing or future (except, with respect to future liens, as otherwise provided in the applicable Uniform Commercial
Code), which the Company or any third Person may have against such Collateral or interests therein.

           (s) Environmental Protection. To the Company's knowledge, except as set forth on Schedule 6.01(s) or as could not reasonably be expected to materially impact the Company and its Subsidiaries taken as a whole or materially impair the value of the Collateral: (i) all real property owned or leased by the Company or any of the Company's Subsidiaries is free of contamination from any Hazardous Substance; (ii) neither the Company nor any of the Company's Subsidiaries has caused or suffered to occur any release of any Hazardous Substance into the environment or any other conditions that could result in the incurrence of liabilities or any violations of any Environmental Laws; (iii) neither the Company nor any of the Company's Subsidiaries has caused or suffered to occur any condition on any of the Company's or such Subsidiary's property that could give rise to the imposition of any lien under the Environmental Laws; (iv) neither Company nor any of the Company's Subsidiaries is engaged in any manufacturing or any other operations, other than the use of petroleum products for vehicles, that require the use, handling, transportation, storage or disposal of any Hazardous

Substance, where such operations require permits or are otherwise regulated pursuant to the Environmental Laws.

           (t) Solvency. On the date of each Loan and Swing Line Advance hereunder, and after the payment of all estimated legal, accounting and other fees related hereto, the Company and each of its Subsidiaries will be Solvent.

           (u) Insurance. As of the date hereof, all of the properties and operations of the Company and its Subsidiaries of a character usually insured by companies of established reputation engaged in the same or a similar business similarly situated are adequately insured, by financially sound and reputable insurers, against loss or damage of the kinds and in amounts customarily insured against by such Persons, and the Company and its Subsidiaries carry, with such insurers in customary amounts, such other insurance, including larceny, embezzlement or other criminal misappropriation insurance and business interruption insurance, as is usually carried by companies of established reputation engaged in the same or a similar business similarly situated.

           (v) Intellectual Property. The Company and each of its Subsidiary owns, or is licensed to use, all trademarks, trade names, patents and copyrights (the "Intellectual Property") necessary for the conduct of its business as currently conducted, including, without limitation, the Intellectual Property listed on Schedule 6.01(v) hereto except where the failure to own or license any such Intellectual Property could not have a Material Adverse Effect. To the knowledge of the Company, no claim which could reasonably be expected to have a Material Adverse Effect has been asserted or is pending by any Person challenging or questioning the use by the Company or any Subsidiary of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Company know of any valid basis for any such claim. To the knowledge of the Company, the use of such Intellectual Property by the Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, nor, to the knowledge of the Company, are there any uses by other Persons of such Intellectual Property which infringe on the rights of the Company and its Subsidiaries, except for such infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

           (w) Labor Matters. To the knowledge of the Company, there are no strikes, lockouts or work stoppages or slowdowns, jurisdictional disputes, organizing activity or labor disputes occurring or threatened with respect to the business operations of the Company or its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.


                                      ARTICLE VII

                                 CONDITIONS OF LENDING

           Section 7.01. Conditions to the Initial Loan. The obligations of the Banks, the Issuing Bank or the Swing Line Bank, as the case may be, in connection with the first to occur of (i) the Initial Loan, (ii) the making of the first Swing Line Advance or (iii) the issuance of the first Syndicated Letter of Credit are subject to the conditions precedent that, on the date of such Initial Loan, such Swing Line Advance or issuance of such Syndicated Letter of Credit and after giving effect thereto, each of the following conditions precedent shall have been satisfied or waived in writing by each
Bank:

           (a) Credit Agreement. The Agent shall have received this Agreement duly executed and delivered by each of the Banks and the Company.

           (b) Security Documents. The Agent shall have received duly executed copies of (i) the Security Agreement and (ii) the mortgages and deeds of trust with respect to each of the properties of the Company and its Subsidiaries set forth on Schedule 7.01(b)-1 hereof, granting to Credit Lyonnais New York Branch, as Collateral Agent, for the benefit of the Agent, the Issuing Bank, the Swing Line Bank and each of the Banks, a security interest in the Collateral described therein together with (A) copies of Financing Statements (Form UCC-1) to be filed under the Uniform Commercial Code, and other financing and assignment documents as provided in the Security Agreement and (B) evidence satisfactory to the Agent and the Banks with respect to the priority of the Collateral Agent's security interest in the Collateral (which may include certified copies of Requests for Information or equivalent reports, listing all financing statements which name the Company as debtor and which are filed in all relevant jurisdictions as provided in the Security Agreement).

           (c) Evidence of Corporate Action. The Agent shall have received certified copies of all corporate action taken by the Company to authorize this Agreement and each of the other Credit Documents.

           (d) Fees and Expenses. The Agent, the Collateral Agent and each Bank, as the case may be, shall have received all fees and expenses which are due and payable as of the date hereof.

           (e) Operating Budget. The Agent shall have received from the Company a copy of its operating budget for the current fiscal year.

           (f) Opinions of Counsel. (i) The Agent shall have received a favorable written opinion of Gibson, Dunn & Crutcher, counsel for the Company, addressed to the Agent, the Collateral Agent and the Banks and dated the date of the first to occur of (A) the Initial Loan, (B) the making of the first Swing Line Advance or (C) the issuance of the first Syndicated Letter of Credit in substantially the form of Exhibit H with such changes as shall be acceptable to the Agent and its counsel.

           (g) Financial Statements. The Agent shall have received the financial statements referenced in Section 6.01(h).

           (h) Insurance. The Company shall have delivered to the Agent, consistent with the requirements of Section 8.01(c), evidence satisfactory to it that the Collateral is adequately insured.

           (i) No Material Adverse Change. In the reasonable judgment of the Agent there shall have occurred no material adverse change in the condition (financial or otherwise), business, results of operations, performance, properties or prospects of the Company or any Subsidiary, individually or taken as a whole, since January 21, 1996.

           (j) Solvency Opinion. The Agent shall have received (with a copy for each Bank) a certificate of the chief financial officer of the Company regarding the solvency of the Company. Such certificate shall be in the form of Exhibit I hereto.

           (k) Litigation. There shall not be pending or threatened any action or proceeding before any court or administrative agency which could reasonably be expected to materially impair the ability of the Company to perform its obligations hereunder or under the Credit Documents.

           (l) Authorizations. All authorizations, consents, approvals, registrations, notices, exemptions and licenses with or from Governmental Authorities and other Persons which are required to be obtained on or prior to the date of the Initial Loan, the first Swing Line Advance or the issuance of the first Syndicated Letter of Credit for the transactions contemplated by this Agreement and the other Credit Documents, the grant of the security interests in and liens on the Collateral, the execution and delivery of the Credit Documents, the performance by the Company of its obligations hereunder and thereunder, other than those that may be necessary in connection with the perfection or protection of liens granted pursuant to the Security Documents, shall have been effected or obtained (without the imposition of any conditions that are not reasonably acceptable to the Agent) and shall remain in full force and effect, with only such exceptions as could not reasonably be expected to have a Material Adverse Effect; all applicable waiting periods with respect to any such authorizations, consents, approvals, registrations, notices, exemptions and licenses shall have expired without the taking by any Governmental Authority of any action, and no law, statute, rule, regulation, order or other action of any Governmental Authority shall be applicable, that restrains, prevents or imposes any conditions on the transactions contemplated hereby.

           (m) Title Policies and Surveys. The Agent shall have received a schedule of existing title policies and surveys.

           (n) Other Documents. The Agent shall have received such other certificates and documents as the Agent and the Banks reasonably may require.

           Section 7.02. Conditions to All Loans. (i) The obligations of each Bank in connection with each Loan (including the Initial Loan), (ii) the obligations of the Swing Line Bank in connection with each Swing Line Advance, and (iii) the obligations of the Issuing Bank in connection with each Syndicated Letter of Credit are subject to the conditions precedent that, on the date of each such Loan, Swing Line Advance and issuance of a Syndicated Letter of Credit and after giving effect thereto, each of the following conditions precedent shall have been satisfied or waived in writing by each Bank:

           (a) Execution of Notes. The Agent on behalf of the Banks shall have received the relevant Notes for such Loan, duly executed and delivered by the Company.

           (b) Requests. For each Loan, the Agent shall have received a Loan Request, for each Swing Line Advance, the Agent and the Swing Line Bank shall have received a Swing Line Advance Request and for each Syndicated Letter of

Credit, the Agent and the Issuing Bank shall have received a Letter of Credit Notice, in the form and manner set forth herein for such requests.

           (c) Use of Proceeds. The Agent shall have received from the Company a certificate signed by an authorized officer of the Company certifying that the proceeds of such Loan, Swing Line Advance or Syndicated Letter of Credit will be used in accordance with the provisions of Section 6.01(j).

           (d) No Default. No Default or Event of Default shall have occurred and be continuing.

           (e) Representations and Warranties; Covenants. The representations and warranties contained in Article VI shall have been true when made and shall be true and correct in all material respects with the same effect as though such representations and warranties had been made at the time of such Loan, Syndicated Letter of Credit or Swing Line Advance.

           (f) Other Documents. The Agent shall have received such other certificates and documents as the Agent and the Banks reasonably may require.

           Section 7.03. Satisfactions of Conditions Precedent. Delivery by the Company of a Loan Request, Swing Line Advance Request or Letter of Credit Notice, as the case may be, pursuant to Section 7.02(b) shall be deemed to constitute a certification of the Company that each of the foregoing conditions precedent in this Article VII has been satisfied or waived in writing by each Bank.


                                     ARTICLE VIII

                                       COVENANTS

           Section 8.01. Affirmative Covenants. Except when an alternative time period is specifically noted, until the Termination Date, and thereafter until payment in full of the Notes, Swing Line Advances and Reimbursement Obligations, expiration or cancellation of all outstanding Syndicated Letters of Credit and performance of all other obligations of the Company hereunder, the Company will:

           (a) Financial Statements; Compliance Certificates. Furnish to the Agent a copy for the Agent and a copy for each Bank,

            (i) within 28 days after the end of each monthly reporting period, Monthly Statements.

           (ii) as soon as available, but in no event more than 45 days following the end of each of the first three fiscal quarters of each fiscal year, all quarterly consolidated and divisional balance sheets, income statements and statements of cash flow and reports of the Company and its Subsidiaries, prepared in a format and in scope consistent with the January 21, 1996 financial statements and reports of the Borrower referenced in Section 6.01(h);

          (iii) as soon as available, but in no event more than 90 days following the end of each fiscal year, unaudited annual divisional financial reports of the Company and its Subsidiaries and the annual consolidated audit report and consolidated financial statements relating to the Company and the Subsidiaries, certified by an independent certified public accountant reasonably satisfactory to the Agent, prepared in a format and in scope consistent with the October 1, 1995 financial statements and reports of the Company referenced in Sec-tion 6.01(h);

           (iv) as soon as available, but in no event later than 60 days following the end of each fiscal year, the business plan, budget and forecast of the Company and its Subsidiaries, on a consolidated basis and for each operating division for the then-current fiscal year, prepared in a manner, form and detail satisfactory to the Agent (it being agreed that the budget shall include projected income statements and cash flow statements for each four-week period and a projected year end balance sheet);

            (v) together with each of the financial statements delivered pursuant to clauses (ii) and (iii) of this Section 8.01(a), a certificate of the Chief Financial Officer of the Company stating whether to such officer's knowledge as of the last date of such finan-cial statements any event or circumstance exists which constitutes a Default or Event of Default and, if so, stating the facts with respect thereto, and whether to such officer's knowledge the Company (and where applicable, each of the Subsidiaries) is in compliance with each of the covenants set forth in Article VIII hereof, together with calculations, where applicable, which establish the Company's (and where applicable, each of the Subsidiaries') compliance therewith;

           (vi) promptly upon receipt thereof, copies of any reports and management letters submitted to the Company or any of its Subsidiaries or their accountants in connection with any annual or interim audit of the books of the Company or the Subsidiaries, together with the responses thereto, if any; and

          (vii) such additional information, reports or statements as the Agent and the Banks from time to time may reasonably request.

           (b) Taxes. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges upon it, its income and its properties prior to the date on which penalties are attached thereto, unless and to the extent only that (A) (i) such taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings by the Company or such Subsidiary, as the case may be and (ii) adequate reserves (in accordance with GAAP) are maintained by the Company or such Subsidiary, as the case may be, with respect thereto, or
(B) any failure to pay and discharge such taxes, assessments and governmental charges could not reasonably be expected to have a Material Adverse Effect.

           (c) Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible insurance companies against such risks, on such properties and in such amounts as is customarily maintained by companies of established reputation engaged in the same or similar busi-nesses; provide evidence that, to the extent required by the Agent and the Banks, the Collateral Agent, for its benefit and the benefit of the Banks, has been named as loss payee by endorsement to the policies for such insurance; and file and cause each of its Subsidiaries to file with the Collateral Agent upon its request or the request of any Bank a detailed list of the insurance companies, the amounts and rates of insurance, the dates of the expiration thereof and the properties and risks covered thereby.

           (d) Corporate Existence. Except as permitted by Section 8.02(d), maintain, and cause each of its Material Subsidiaries to maintain, its corporate existence in good standing and qualify and remain qualified to do business as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business is such that the failure to qualify could reasonably be expected to have a Material Adverse Effect; provided, however, that no Material Subsidiary shall be required to maintain any such corporate existence or qualification, if the Board of Directors of the Company shall determine that the maintenance thereof is no longer desirable in the conduct of the businesses of the Company and the Subsidiaries taken as a whole.

           (e) Authorizations. Obtain, make and keep in full force and effect all authorizations from and registrations with Governmental Authorities that are required for the validity or enforceability of this Agreement and the other Credit Documents.

           (f) Maintenance of Records. For the Company and each of its Subsidiaries (i) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; and (ii) set up on its books reserves with respect to all taxes, assessments, charges, levies and claims. All determinations pursuant to this Section 8.01(f) shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountants as shall then be regularly engaged by the Company.

           (g) Inspection. Permit and cause each of its Subsidiaries to permit, the Agent and the Banks to have one or more of their officers and employees, or any other Person designated by the Agent or the Banks, visit and inspect any of the properties of the Company and its Subsidiaries and to examine the minute books, books of account and other records of the Company and its Subsidiaries and make copies thereof or extracts therefrom, and discuss its affairs, finances and accounts with its officers and, at the request of the Agent or the Banks, with the Company's independent accountants, during normal business hours and at such other reasonable times and as often as the Agent or the Banks reasonably may desire.

           (h) Maintenance of Property, Etc. (i) Maintain, keep and preserve and cause each of its Subsidiaries to maintain, keep and preserve all of its properties in good repair, working order and condition in all material respects and from time to time make all necessary and proper repairs, renewals, replacements, and improvements thereto, and (ii) maintain, preserve and protect and cause each of its Subsidiaries to maintain, preserve and protect all franchises, licenses, copyrights, patents and trademarks material to its business; provided, however, that nothing in this Section 8.01(h) shall prevent the Company from discontinuing the operation or maintenance of any of its properties if such discontinuance is desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole and not materially disadvantageous to the Banks.

           (i) Conduct of Business. (i) Preserve, renew and keep in full force and effect each of its material contracts except contracts which are no longer desirable in the conduct of the business of the Company, (ii) preserve, renew, replace and maintain in full force and effect all material franchises and licenses necessary or desirable in the normal conduct of its business as now conducted, and (iii) comply in all material respects with all rules and regulations of all Governmental Authorities, the loss of or noncompliance with which could reasonably be expected to materially impair the operations, finances or prospects of the Company and its Subsidiaries, taken as a whole.

           (j) Notification of Defaults and Adverse Developments. Promptly notify the Agent upon the discovery by any officer of the Company of the occurrence of (i) any Default or Event of Default; (ii) any event, development or circumstance whereby the financial statements most recently furnished to the Agent fail in any material respect to present fairly, in accordance with GAAP, the financial condition and operating results of the Company and its Subsidiaries as of the date of such financial statements;
(iii) any material litigation or proceedings that are instituted or threatened (to the knowledge of the Company) against the Company or its Subsidiaries or any of their respective assets; and (iv) any other development in the business or affairs of the Company or its Subsidiaries if the effect thereof could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action the Company proposes to take with respect thereto. Upon receipt of any such notice of default or adverse development, the Agent shall forthwith give notice to each Bank of the details thereof.

           (k) Notice of ERISA Events. Within 10 Business Days after the Company or any of its Subsidiaries knows that any of the events described in the succeeding two sentences have occurred, the Company shall furnish to the Agent a statement signed by a senior officer of the Company describing such event in reasonable detail and the action, if any, proposed to be taken with respect thereto. The events referred to in the preceding sentence are, with respect to any Plan: (i) any reportable event described in Section 4043 of ERISA, other than a reportable event for which the 30-day notice requirement has been waived by the PBGC; (ii) the filing with any affected party of a notice of intent to terminate a Plan; (iii) the adoption of an amendment to a Plan if, after giving effect to such amendment, the Plan is a plan described in Section 4021(b) of ERISA; (iv) receipt of notice of an application by the PBGC to institute proceedings to terminate a Plan pursuant to Section 4042 of ERISA; (v) withdrawal from or termination of a Plan during a plan year for which the Company or any of its Subsidiaries is or could be subject to liability under Sections 4063 or 4064 of ERISA; and
(vi) receipt of notice of withdrawal liability pursuant to Section 4202 of ERISA. Such events shall also include the receipt of a claim, notice or inquiry with respect to the liability or potential liability of the Company or any of its Subsidiaries under Sections 4062, 4063 or 4064 of ERISA with respect to a single-employer plan other than a Plan.

           (l) Environmental Matters. (i) Comply, and cause its Subsidiaries to comply, in all material respects with all applicable Environmental Laws,
(ii) notify the Agent promptly after becoming aware of any Adverse Environmental Condition, Environmental Claim or any other violation of any Environmental Law in connection with the Company's or any Subsidiaries' properties or facilities which could reasonably be expected to have a material impact on the Company or materially impair the value of the Collateral, and (iii) promptly forward to Agent a copy of any order, notice, permit, application, or any other communication or report received by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries becomes aware of any actual or potential Adverse Environmental Condition, Environmental Claim or any other violation of any Environmental Law which could reasonably be expected to have a material impact on the Company or materially impair the value of the Collateral.

           (m) Note Redemption. Within 4 months of the date hereof, deliver to the Agent evidence satisfactory to the Agent that the $42,843,000 principal amount of the Company's 14.25% Senior Subordinated Notes due 1998 have been redeemed.

           (n) Mortgages. Use its best efforts to obtain the consents of the landlords of the leasehold properties listed on Schedule 7.01(b)-2 and as such consents are received, file mortgages on the respective properties as listed on such schedule; provided, however, that unless the Agent so requests, the Company shall not be required to solicit consents of landlords from whom consent has previously been sought in connection with the Existing Credit Agreement.

           (o) Further Assurances. From time to time at and subsequent to the date hereof, at the reasonable request of the Agent and without further consideration, execute and deliver such other instruments of security, conveyance, assignment and transfer and take such other actions as the Agent may reasonably request in order more effectively to grant, convey, assign, and transfer to the Agent and the Banks or their designees the security interest in the Collateral.

           Section 8.02. Negative Covenants. Until the Termination Date, and thereafter until payment in full of the Notes, Swing Line Advances and all Reimbursement Obligations, expiration or cancellation of all outstanding Syndicated Letters of Credit and performance of all other obligations of the Company hereunder, the Company will not:

           (a) Transactions with Affiliates. Enter into, or permit any of its Subsidiaries to enter into any transaction or series of related transactions with any Affiliate, other than transactions in the ordinary course of business which are on terms and conditions substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary in an arms-length transaction with a Person other than an Affiliate except (i) payments for management advisory work not in excess of $375,000, and (ii) the sale of any of the Common Stock of the Company to any officers or employees of the Company or any of its Subsidiaries or the issuance of options to purchase Common Stock of the Company.

           (b) Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, or permit any Subsidiary so to do, except (i) Indebtedness set forth under clauses (i) through (viii) of Specified Additional Indebtedness,
(ii) Indebtedness of the Company and any Subsidiary secured by mortgages, encumbrances or liens specifically permitted by Section 8.02(c), (iii) contingent liabilities permitted by Section 8.02(f) and (iv) Indebtedness existing as of the date hereof and specified on Schedule 8.02(b) hereto.

           (c) Mortgages and Pledges. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien of any kind upon or in any of its property or assets, whether now owned or hereafter acquired, except Permitted Encumbrances.

           (d) Merger, Acquisition or Sales of Assets. Enter into any merger or consolidation or acquire assets of any Person, other than Permitted Restaurant Repurchases or assets acquired in the ordinary course of the Company's business, or sell, lease, or otherwise dispose of any of its assets, except pursuant to an Excluded Asset Sale, or permit any Subsidiary so to do, except that a Wholly Owned Subsidiary may be merged or consolidated with one or more other Wholly Owned Subsidiaries or into the Company.

           (e) Business. Engage, or permit any Subsidiary to engage, in any business other than its principal business of owning, operating and franchising restaurants, licensing intellectual property or any business incidental thereto.

           (f) Contingent Liabilities. Assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any other Person, or permit any Subsidiary so to do, except:

          (i)  in connection with a merger permitted by Section 8.02(d),

         (ii) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,

        (iii) Interest Rate Protection Agreements in respect of other permitted Indebtedness, which are subordinate to the rights of the Banks hereunder in a manner that is acceptable to the Agent, and

         (iv) Guarantees by the Company of contractual obligations (other than for the payment of Indebtedness) of any Wholly Owned Subsidiary.

           (g) Loans and Investments. Purchase or acquire the obligations or stock of, or any other interest in, or make loans, advances or capital contributions to, or form any joint ventures or partnerships with, any Person, or permit any Subsidiary so to do, except (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a maturity not exceeding one year, (ii) certificates of deposit, time deposits, banker's acceptances or other instruments of a bank having a combined capital and surplus of not less than $500,000,000 with a maturity not exceeding one year, and
(iii) commercial paper rated at least A-1 or P-1 maturing within one year after the date of acquisition thereof; and (iv) money market accounts maintained at a bank having combined capital and surplus of not less than $500,000,000 or at another financial institution satisfactory to the Agent. Notwithstanding the foregoing, the Company may:

           (A) Make loans and advances to officers and employees of the Company or any of its Subsidiaries in the ordinary course of business in an aggregate amount at any one time outstanding not to exceed $2,000,000.

           (B) Make advances in connection with purchases in the ordinary course of business, required deposits in connection with leases and otherwise in the ordinary course of business and Consolidated Capital Expenditures permitted hereunder.

           (C) Make investments in joint ventures in an aggregate amount at any one time outstanding not to exceed $4,000,000.

           (D) Make loans and advances to Jack In The Box franchisees in an aggregate amount at any one time outstanding not to exceed $5,000,000.

           (E) Generate accounts receivable in the ordinary course of business.

           (F) Acquire the obligations of Jack In The Box franchisees in connection with Permitted Restaurant Repurchases; provided, however, that such obligations shall be deemed Indebtedness and shall not exceed the limitations of clause (viii) of Specified Additional Indebtedness.

           (h) Corporate Organization. (i) Create any Subsidiaries not in existence as of the date hereof; (ii) amend its certificate of incorporation in any material respect without the written consent of the Agent; or
(iii) change its corporate structure.

           (i) Dividends and Purchase of Stock. Declare any dividends (other than dividends payable in capital stock of the Company) on any shares of any class of its capital stock, or apply any of its property or assets to the purchase, redemption or other retirement of, or set apart any sum for the payment of any dividends on, or for the purchase, redemption or other retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of capital stock of the Company, or permit any Subsidiary which is not a Wholly Owned Subsidiary so to do, or permit any Subsidiary to purchase or acquire any shares of any class of capital stock of the Company.

           (j) Stock of Subsidiaries. Issue, sell or otherwise dispose of any shares of capital stock of any Subsidiary (except in connection with a merger or consolidation of a Wholly Owned Subsidiary permitted by Section 8.02(d) or with the dissolution of any Subsidiary) or permit any Subsidiary to issue any additional shares of its capital stock except pro rata to its stockholders.

           (k) Terms of Indebtedness. Amend or modify, or permit to be amended or modified the terms of any Company or Subsidiary Indebtedness for borrowed money exceeding $5,000,000 or any documents relating thereto in a manner which would (i) increase the principal amount of such Indebtedness,
(ii) increase the interest borne by such Indebtedness, (iii) shorten the maturity of such Indebtedness or (iv) elevate, in relation to the Loans, Swing Line Advances and Syndicated Letters of Credit, the ranking in terms of payment of such Indebtedness, without prior written consent from the Agent.

           (l) Prepayment of Debt. Prepay, redeem, defease (whether actually or in substance) or purchase in any manner (or deposit or set aside funds or securities for the purpose of the foregoing) any of the Company's (i) 9.25% Senior Notes due 1999 or (ii) 9.75% Senior Subordinated Notes due 2002.

           Section 8.03. Financial Covenants. Until the Termination Date, and thereafter until payment in full of the Notes and all Reimbursement Obligations, expiration or cancellation of all outstanding Syndicated Letters of Credit and performance of all other obligations of the Company hereunder, the Company will

           (a) Minimum Consolidated EBITDA. Maintain Consolidated EBITDA of not less than the amounts specified for each of the following periods:

           For the Four Fiscal                    Amount
            Quarters Ending                    (in millions)
           -------------------                ---------------
                01/96                                80
                04/96                               $84
                07/96                               $87
                09/96                               $90
                01/97                               $92
                04/97                               $95
                07/97                               $98
                09/97                              $102

                 1/98                              $103
                 4/98                              $104
                 7/98                              $106
                10/98                              $109
           and thereafter

           (b) Capital Expenditures. Not make or permit its Subsidiaries to make, during the fiscal year ending at the date specified, aggregate Net Capital Expenditures, in an amount in excess of (i) the amount specified below for such period plus (ii) the lesser of (A) $10,000,000 and (B) the excess, in the immediately preceding period, of (I) the amount set forth below for such period, over (II) actual Net Capital Expenditures, other than those made from the proceeds of sale-leaseback transactions:

           For the Fiscal Year                    Amount
                 Ending                        (in millions)
           -------------------                 -------------
                09/96                               $41
                09/97                               $47
                10/98                               $59
         10/05/98 - 12/31/98                        $15

           If in any fiscal year the Company does not make capital expenditures equal to the aggregate amount permitted pursuant to this
Section 8.03(b), up to $10,000,000 of the excess of the amount permitted by this Section over the amount of such expenditures made shall carry over to the following fiscal year to increase the amount of permitted expenditures in that period.

           The Company may purchase property in which the Company has an existing interest for an amount up to $3,000,000, provided, that after subtracting the purchase price from Consolidated EBITDA for the preceding four fiscal quarters, the resulting net Consolidated EBITDA meets or exceeds the following:

             For the Fiscal
             Quarter Ending              Amount (in millions)
             --------------              --------------------
                 1/96                             $94.3
                 4/96                             $99.9
                 7/96                            $102.5
                 9/96                            $103.8
                 1/97                            $108.7
                 4/97                            $111.9

                 7/97                            $115.9
                 9/97                            $120.2
                 1/98                            $125.2
                 4/98                            $128.6
                 7/98                            $132.8
                10/98                            $137.0

           If such purchase is made, the purchase price will be subtracted from Consolidated EBITDA for the purpose of determining subsequent fiscal quarters' covenant compliance, the Applicable Margin and the Commitment Fee.

           (c) Minimum Interest Coverage Ratio. Maintain a ratio of Consolidated EBITDA to Consolidated Interest Expense of not less than the ratio specified for each of the following periods:

           For the Four Fiscal
            Quarters Ending                           Ratio
           -------------------                       -------
                01/96                                 1.75:1
                04/96                                 1.85:1
                07/96                                 1.90:1
                09/96                                 1.95:1
                01/97                                 2.00:1
                04/97                                 2.10:1
                07/97                                 2.20:1
                09/97                                 2.30:1
                 1/98                                 2.40:1
                 4/98                                 2.50:1
                 7/98                                 2.60:1
                10/98                                 2.70:1
           and thereafter

           (d) Fixed Charge Coverage Ratio. Maintain a ratio of Consolidated EBITDA less Consolidated Capital Expenditures, excluding Consolidated Capital Expenditures made with the proceeds from sale leaseback transactions during such period, and less cash paid for Taxes to Consolidated Fixed Charges of not less than the ratio specified for each of the following periods:

           For the Four Fiscal
            Quarters Ending                           Ratio
           -------------------                       -------
                01/96                                 1.00:1
                04/96                                 1.00:1
                07/96                                 1.00:1
                09/96                                 1.00:1
                01/97                                 1.00:1
                04/97                                 1.00:1
                07/97                                 1.05:1
                09/97                                 1.05:1
                 1/98                                 1.05:1
                 4/98                                 1.05:1
                 7/98                                 1.05:1
                10/98                                 1.10:1
           and thereafter

           (e) Maximum Leverage. Maintain a ratio of Indebtedness at the date specified to Consolidated EBITDA for the four fiscal quarters ending at the date specified not in excess of the ratio set forth below for the applicable period:

           For the Fiscal
           Quarter Ending                             Ratio
           --------------                            -------
              01/96                                   5.50:1
              04/96                                   5.20:1
              07/96                                   4.70:1
              09/96                                   4.60:1
              01/97                                   4.60:1
              04/97                                   4.50:1
              07/97                                   4.40:1
              09/97                                   4.20:1
               1/98                                   4.10:1
               4/98                                   4.00:1
               7/98                                   3.90:1
              10/98                                   3.80:1
           and thereafter

                                      ARTICLE IX

                                   EVENTS OF DEFAULT

           Section 9.01. Events of Default. If one or more of the following events (each, an "Event of Default") shall occur:

           (a) Default shall be made in the payment of any installment of principal of any Note, Swing Line Advance or Reimbursement Obligation when due and payable, whether at maturity, upon mandatory prepayment or otherwise; default shall be made in the payment of any installment of interest upon any Note or upon any Swing Line Advance, when due and payable, and, such default shall have continued for three days; or

           (b) Default shall be made in the payment of the Commitment Fee or any other fee or amount payable hereunder when due and payable and such Default shall have continued for three days; or

           (c) Default shall be made in the due observance or performance of any other term, covenant or agreement contained in this Agreement or any other Credit Document, and such default shall have continued unremedied for a period of 30 days after any officer of the Company becomes aware, or should have become aware, of such default; or

           (d) Any representation or warranty made or deemed made by the Company or any of its Subsidiaries herein or in any Credit Document or any statement or representation made in any certificate, report or opinion delivered by or on behalf of the Company in connection herewith or in connection with any other Credit Document shall prove to have been false or misleading in any material respect when made; or

           (e) Default in the payment when due of any principal of, interest on or fees incurred in connection with, any Indebtedness of the Company or its Subsidiaries in excess of $5,000,000, or default in the performance or observance of any other obligation or condition with respect to any such Indebtedness, or the occurrence of any other event, if the effect of such default or event is to accelerate, or permit the acceleration of, the maturity of such Indebtedness;

           (f) An involuntary case or other proceeding shall be commenced against the Company or any material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any applicable Federal or State bankruptcy, insolvency, reorganization or similar law now or hereafter in effect or seeking the appointment of a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed, or an order or decree approving or ordering any of the foregoing shall be entered and continued unstayed and in effect, in any such event, for a period of 60 days; or

           (g) The commencement by the Company or any material Subsidiaries of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent or the consent by any of them to the entry of a decree or order for relief in respect of the Company or any of its Subsidiaries in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against any of them, or the filing by any of them of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by any of them to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or any of its Subsidiaries or any substantial part of their respective property, or the making by any of them of an assignment for the benefit of creditors, or the admission by any of them in writing of inability to pay their debts generally as they become due, or the taking of corporate action by the Company or any of its Subsidiaries in furtherance of any such action; or

           (h) One or more judgments against the Company or any of its Subsidiaries or attachment against any of the Company's or its Subsidiaries' property, which remain undismissed for a period of 60 days, or any settlements relating to litigation, tax matters or regulatory matters by the Company or any of its Subsidiaries have been made, and the amount thereof not covered by insurance, individually or in the aggregate, exceeds $2,000,000 in any fiscal year, or the operation or result of which could be to interfere materially and adversely with the conduct of the business of the Company or any of its Subsidiaries.

           (i) With respect to any Plan which is a single-employer plan, any of the following shall occur: (A) the filing with any affected party as such term is defined in Section 4001 of ERISA of a notice of intent to terminate the Plan under Section 4041 of ERISA, the adoption of an amendment to the Plan if, after giving effect thereto, the Plan is a plan described in Section 4021(b) of ERISA, or receipt of notice of an application by the PBGC to institute proceedings to terminate the Plan pursuant to Section 4042 of ERISA; in each case, if the amount of unfunded benefit liabilities, as such term is defined in
     Section 4001(a)(18) of ERISA, of the Plan as of the date such event occurs is more than $1,000,000, (B) the Company or any of its Subsidiaries incurs liability under Sections 4062(e), 4063 or 4064 of ERISA in an amount in excess of $1,000,000, (C) an amendment is adopted to the Plan which would require security to be given to the Plan pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA in an amount in excess of $1,000,000, or (D) the Company fails to make a payment to the Plan which would give rise to a lien in favor of the Plan under Section 302(f) of ERISA in an amount in excess of $1,000,000; or

           (j) Any Credit Document shall for any reason cease to be, or be asserted in writing by the Company or any of its Subsidiaries not to be, in full force and effect and enforceable in accordance with its terms, or any security interest purported to be created in any Collateral by or under any Security Document shall, after the making of all appropriate filings or notifications necessary to perfect valid and perfected first priority Liens thereunder, cease to be a valid and perfected first priority Lien in such Collateral, except as expressly contemplated herein or by such Security Document;

           (k)  There shall occur a Change of Control; or

           (l) There shall exist on the date hereof, on the date of any Loan (including the Initial Loan), on the date of any Swing Line Advance or on the date of issuance of any Syndicated Letter of Credit, any Environmental Claim Adverse Environmental Condition or any other violation of any Environmental Law, which, if it had been known, could reasonably have been expected to have a Material Adverse Effect;

then (i) upon the happening and during the continuation of any of the foregoing Events of Default, the obligation of the Banks to make any further Loans, the obligation of the Swing Line Bank and the other Banks to make any further Swing Line Advances and of the Issuing Bank to issue any further Syndicated Letters of Credit shall terminate upon declaration to that effect delivered by the Agent or the Required Banks to the Company and (ii) upon the happening of any of the foregoing Events of Default which shall be continuing, all Notes, Swing Line Advances and all Reimbursement Obligations shall become and be immediately due and payable upon declaration to that effect delivered by the Agent or the Required Banks to the Company; provided, that upon the happening of any event specified in Section 9.01(f) or (g), the Notes, Swing Line Advances and the Reimbursement Obligations shall become immediately due and payable and the obligation of the Banks to make any further Loans, the obligation of the Swing Line Bank and the other Banks to make any further Swing Line Advances and of the Issuing Bank to issue any further Syndicated Letters of Credit hereunder shall terminate without declaration or other notice to the Company. The Company expressly waives any presentment, demand, protest or other notice of any kind.


                                       ARTICLE X

                                THE AGENT AND THE BANKS

           Section 10.01. The Agency. Each Bank appoints Credit Lyonnais New York Branch as its Agent and as its Collateral Agent under the Security Documents and irrevocably authorizes the Agent, which for purposes of this
Article X shall refer to the Agent and/or Collateral Agent, as appropriate, to take such action on its behalf and to exercise such powers hereunder and thereunder as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto, including the execution and delivery by the Agent on behalf of such Bank of the Security Agreement and any documents related thereto and the exercise by the Agent of powers delegated to the Agent and the Banks thereby, and the Agent hereby accepts such appointment subject to the terms hereof.
The relationship between the Agent and the Banks shall be that of agent and principal only and nothing herein or therein shall be construed to constitute the Agent a trustee for any Bank nor to impose on the Agent duties or obligations other than those expressly provided for herein.

           Section 10.02. The Agent's Duties. The Agent shall promptly forward to each Bank copies, or notify each Bank as to the contents, of all notices and other communications received from the Company pursuant to the terms of this Agreement and the other Credit Documents and, in the event that the Company fails to pay when due the principal of or interest on any Loan, Swing Line Advance or any Reimbursement Obligation, the Agent shall promptly give notice thereof to the Banks. As to any other matter not expressly provided for herein or therein, the Agent shall have no duty to act or refrain from acting with respect to the Company, except upon the instructions of the Required Banks. The Agent shall not be bound by any waiver, amendment, supplement, or modification of this Agreement or the other Credit Documents which affects its duties hereunder and thereunder, unless it shall have given its prior written consent thereto. The Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements binding on the Company pursuant to this Agreement or any other Credit Document nor shall it be deemed to have knowledge of the occurrence of any Default or Event of Default (other than a failure of the Company to pay when due the principal or interest on any
Loan), unless it shall have received written notice from the Company or a Bank specifying such Default or Event of Default and stating that such notice is a "Notice of Default".

           Section 10.03. Sharing of Payment and Expenses. All funds for the account of the Banks received by the Agent in respect of payments made by the Company pursuant to, or from any Person on account of, this Agreement or any other Credit Document shall be distributed forthwith by the Agent among the Banks, in like currency and funds as received, ratably in proportion to their respective interests therein. In the event that any Bank shall receive from the Company or any other source any payment of, on account of, or for or under this Agreement or any other Credit Document (whether received pursuant to the exercise of any right of set-off, banker's lien, realization upon any security held for or appropriated to such obligation or otherwise as permitted by law) other than in proportion to its Pro Rata Share, then such Bank shall purchase from each other Bank so much of its interest in obligations of the Company as shall be necessary in order that each Bank shall share such payment with each of the other Banks in proportion to each Bank's Pro Rata Share; provided, that no Bank shall purchase any interest of any Bank that does not, to the extent that it may lawfully do so, set-off against the balance of any deposit accounts maintained with it the obligations due to it under this Agreement; and provided, further, that nothing herein contained shall obligate any Bank to apply any set-off or banker's lien or collateral security permitted hereby first to the obligations of the Company hereunder if the Company is obligated to such Bank pursuant to other loans or notes, but any such application of proceeds shall be in proportion to the total obligations of the Company to such Bank. In the event that any purchasing Bank shall be required to return any excess payment received by it, the purchase shall be rescinded and the purchase price restored to the extent of such return, but without interest.

           Section 10.04. The Agent's Liabilities. Each of the Banks and the Company agrees that (i) neither the Agent in such capacity nor any of its officers or employees shall be liable for any action taken or omitted to be taken by any of them hereunder except for its or their own gross negligence or wilful misconduct (provided that the Agent is not thereby exonerated from its contractual obligations under the Credit Documents), (ii) neither the Agent in such capacity nor any of its officers or employees shall be liable for any action taken or omitted to be taken by any of them in good faith in reliance upon the advice of counsel, independent public accountants or other experts selected by the Agent (provided that the Agent is not thereby exonerated from its contractual obligations under the Credit Documents), and
(iii) the Agent in such capacity shall be entitled to rely upon any notice, consent, certificate, statement or other document (including any telegram, cable, telex, facsimile or telephone transmission) believed by it to be genuine and correct and to have been signed and/or sent by the proper
Persons.

           Section 10.05. The Agent as a Bank. The Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the Agent, and the terms "Bank" or "Banks", unless the context otherwise indicated, include the Agent in its individual capacity.
The Agent may, without any liability to account, maintain deposits or credit balances for, invest in, lend money to and generally engage in any kind of banking business with the Company or any Subsidiary or affiliate of the Company as if it were any other Bank and without any duty to account therefor to the other Banks.

           Section 10.06. Bank Credit Decision. Neither the Agent nor any of its officers or employees has any responsibility for, gives any guaranty in respect of, nor makes any representation to the Banks as to, (i) the condition, finan-cial or otherwise, of the Company or any Subsidiary thereof or the truth of any representation or warranty given or made herein or in any other Credit Document, or in connection herewith or therewith or (ii) the validity, execution, sufficiency, effectiveness, construction, adequacy, enforceability or value of this Agreement or any other Credit Document or any other document or instrument related hereto or thereto. Except as specifically provided herein and in the other Credit Documents to which the Agent is a party, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect to the operations, business, property, condition or creditworthiness of the Company or any of its Subsidiaries, whether such information comes into the Agent's possession on or before the date hereof or at any time thereafter. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to authorize the Agent to execute on its behalf the Security Agreement. Each Bank also acknowledges that it will independently and without reliance upon the Agent or any other Bank, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or any other Credit Document.

           Section 10.07. Indemnification. Each Bank agrees (which agreement shall survive payment of the Loans and the Notes) to indemnify the Agent, to the extent not reimbursed by the Company, ratably in accordance with their respective Commitments or after the Termination Date, their respective Loans (as of the time of the incurrence of the liability being indemnified against), from and against any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any other Credit Document, or any action taken or omitted to be taken by the Agent hereunder or thereunder; provided, that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Agent or any of its officers or employees. Without limiting the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in such capacity in connection with the preparation, execution or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Credit Document or any amendments or supplements hereto or thereto, to the extent that the Agent is not reimbursed for such expenses by the Company.

           Section 10.08. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Company, and the Agent may be removed at any time by the Required Banks by giving written notice thereof to the Agent, the other Banks and the Company at least 10 Business Days' prior to the effective date of such removal. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the resigning Agent's giving of notice of resignation, or the Required Banks' giving notice of removal, as the case may be, the resigning or removed Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigned or removed Agent, and the resigned or removed Agent shall be discharged from its duties and obligations under this Agreement. After any Agent's resignation or removal hereunder as Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.


                                      ARTICLE XI

                                     MISCELLANEOUS

           Section 11.01. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA.

           Section 11.02. Set-off. As security for its obligations hereunder, the Company hereby grants to the Agent, the Collateral Agent, the Issuing Bank, the Swing Line Bank and each Bank a security interest in, lien upon, and right of set-off against any amounts standing to the credit of the Company on the books of the Agent, the Collateral Agent, the Issuing Bank, the Swing Line Bank or such Bank in any deposit or other account maintained with any branch of the Agent, the Collateral Agent, the Issuing Bank, the Swing Line Bank or such Bank.

           Section 11.03. Expenses. The Company agrees to pay (i) all out-of-pocket expenses of the Agent and Collateral Agent (including the reasonable fees and expenses of Sullivan & Cromwell, as counsel to the Agent and Collateral Agent) in connection with the preparation of this Agreement and the other Credit Documents and any amendments or supplements hereto or thereto and (ii) all reasonable out-of-pocket expenses incurred by the Agent, the Collateral Agent, the Issuing Bank, the Swing Line Bank and any Bank and without duplication, reasonable fees and disbursements of one counsel representing the Agent, the Collateral Agent, the Issuing Bank, the Swing Line Bank and the Banks in connection with the administration and enforcement of any provisions of this Agreement, the other Credit Documents or any amendment or supplement hereto or thereto. The Company shall indemnify each Bank against any transfer taxes, documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or the Credit Documents.

           Section 11.04. Amendments. Any provision of this Agreement, the Notes or the other Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Banks (and, if the rights or duties of the Agent, the Collateral Agent, the Issuing Bank or the Swing Line Bank are affected thereby, by the Agent, the Collateral Agent, the Issuing Bank or the Swing Line Bank, respectively); provided, that no such amendment, waiver or modification shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank or subject any Bank to any additional obligation,
(ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Commitment, (iv) change the percentage of any of the Commitments or of the aggregate unpaid principal amount of the Notes or Swing Line Advances or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (v) release all or substantially all of the Collateral or
(vi) amend or waive the provisions of this Section 11.04.

           Section 11.05. Cumulative Rights and No Waiver. Each and every right granted to the Agent, the Collateral Agent, the Issuing Bank, the Swing Line Bank and the Banks hereunder or under any other document delivered hereunder or in connection herewith, or allowed them by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Agent, the Collateral Agent, the Issuing Bank, the Swing Line Bank or any Bank to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by the Agent, the Collateral Agent, the Issuing Bank, the Swing Line Bank or any Bank of any right preclude any other or future exercise thereof or the exercise of any other right.

           Section 11.06. Notices. Any communication, demand or notice to be given in writing hereunder or with respect to the Notes will be duly given when delivered in writing or by telecopy to a party at its address as indicated below, except that notices from the Company pursuant to Sec-tion 2.02, 2.07 or 3.01(c) will not be effective until received by the Agent.

           A communication, demand or notice given pursuant to this Sec-tion 11.06 shall be addressed:

           If to the Company, at

                Foodmaker, Inc.
                9330 Balboa Avenue
                San Diego, California  92123
                Telecopy:   (619) 571-2110
                Attention:  Chief Financial Officer

           With copies to:

                Gibson, Dunn & Crutcher
                750 "B" Street
                Suite 3300
                San Diego, California  92101
                Telecopy:   (619) 544-8190
                Attention:  Rhonda S. Wagner

           If to the Agent, the Collateral Agent, the Issuing Bank, the Swing Line Bank or any Bank, at its address as indicated on the signature pages hereof, with a copy to:

                Sullivan & Cromwell
                444 South Flower Street
                Los Angeles, California 90071
                Telecopy:   (213) 683-0457
                Attention:  Alison S. Ressler

           Unless otherwise provided to the contrary herein, any notice which is required to be given in writing pursuant to the terms of this Agreement may be given by telex, telecopy or facsimile transmission.

           Section 11.07. Separability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

           Section 11.08.  Assignments and Participations.

           (a) This Agreement shall be binding upon and inure to the benefit of the Company, the Agent, the Collateral Agent, the Issuing Bank, the Swing Line Bank and the Banks and their respective successors and assigns, except that the Company may not assign any of its rights hereunder without the prior written consent of the Banks.

           (b) Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans or participation interests in Syndicated Letters of Credit and drawings thereunder. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Company and the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Company and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Company hereunder including the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clauses (i) through (vi), inclusive, of Section 11.04 without the consent of the Participant. The Company agrees that each Participant shall be entitled to the benefits of Sections 5.03, 5.04 and 11.04 with respect to its participating interest; provided, that with respect to a participating interest hereunder, no Participant shall be entitled to receive any amount pursuant to Section 5.03 or Section 5.04 in excess of the amount which would have been received with respect to such participating interest by the Bank from whom such Participant purchased such participating interest from had such Bank not sold such participating interest to such Participant.
An assignment or other transfer which is not permitted by clause (c) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this clause (b).

           (c) Any Bank may at any time assign to one or more banks or other institutions (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement, and such Assignee shall assume such rights and obligations, pursuant to an agreement ("Assignment Agreement") executed by such Assignee and such transferor Bank in substantially the form of the Assignment Agreement attached as Exhibit J hereto, with (and subject to) the consent of the Company and the Agent (which consent shall not be unreasonably withheld); provided, however, that any assignment of less than $5,000,000 must either (1) be to another Bank or
(2) represent a complete divestiture of the Bank's interest in the Facility; provided, that the foregoing consent requirement shall not be applicable in the case of, and this subsection (c) shall not restrict, an assignment or other transfer by any Bank to a Federal Reserve Bank. Upon (i) execution and delivery of an Assignment Agreement, (ii) payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee and (iii) payment to the Agent of an administrative fee of $3,500, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.
Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Agent and the Company shall make appropriate arrangements so that, if required, new Notes are issued to the Assignee.

           (d) No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 5.03 or
5.04 than such Bank would have been entitled to receive with respect to the rights transferred, unless such Assignee became a party to this Agreement with the Company's prior written consent or by reason of the provisions of
Section 5.04 requiring such Bank to designate a different lending office under certain circumstances or at a time when the circumstances giving rise to such payment did not exist.

           Section 11.09. Additional Banks. Prior to May 15, 1996, upon the consent of the Agent and the Company, one or more banks may become a party to this Agreement by executing an instrument in substantially the form attached hereto as Exhibit K. The Banks hereby acknowledge that their Commitment will not change by the addition of such banks, and each Bank hereby consents to the addition of such banks.

           Section 11.10.  WAIVER OF JURY; CONSENT TO JURISDICTION.

           (a) THE COMPANY, THE AGENT, THE COLLATERAL AGENT, THE ISSUING BANK AND EACH OF THE BANKS HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE NOTES, THE SYNDICATED LETTERS OF CREDIT, THE
SECURITY DOCUMENTS OR THE RELATIONSHIPS ESTABLISHED HEREUNDER.

           (b) Each of the Company, the Agent and each of the Banks hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and each other Credit Document. The Company hereby appoints CT Corporation System, 1633 Broadway, New York, New York 10019 and the Agent and each Bank hereby also appoints CT Corporation System, 1633 Broadway, New York, New York 10019 as their respective authorized agent on whom process may be served in any action which may be instituted against any of them in any state or federal court in the Borough of Manhattan, The City of New York, arising out of or relating to any Loan or this Agreement and each other Credit Document. Service of process upon such authorized agent and written notice of such service to the Company or the Agent and each Bank, as the case may be, shall be deemed in every respect effective service of process upon the Company, the Agent or any Bank as the case may be, and the Company, the Agent and each of the Banks hereby irrevocably consents to the jurisdiction of any such court in any such action and to the laying of venue in the Borough of Manhattan, The City of New York. The Company, the Agent and each Bank hereby irrevocably waives any objection to the laying of the venue of any such suit, action or proceeding brought in the aforesaid courts and hereby irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, nothing herein shall in any way affect the right of the parties hereto to bring any action arising out of or relating to the Loans or this Agreement and each other Credit Document in any competent court elsewhere having jurisdiction.

           Section 11.11. Confidentiality. Except as may be required to enforce the rights and duties established hereunder (including establishing and maintaining the Agent's and the Banks' perfected security interest in the Collateral), the parties hereto shall preserve in a confidential manner all information received from the other pursuant to this Agreement, the Credit Documents and the transactions contemplated hereunder and thereunder, and shall not disclose such information except to those persons with which a confidential relationship is maintained (including regulators, legal counsel, accountants, or designated agents), or where required by law.

           Section 11.12. Indemnity. The Company agrees to indemnify the Agent, the Collateral Agent, the Issuing Bank, the Swing Line Bank and each of the Banks and each of their respective Affiliates and their respective directors, officers, employees and agents (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties thereto of their respective obligations hereunder or thereunder or the consummation of the transactions and the other transactions contemplated hereby or thereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the fore-going, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of any Indemnitee. In case any proceeding should be instituted involving any Indemnitee, such Indemnitee shall promptly notify any Indemnitor in writing thereof, provided that the failure to provide such notice shall not relieve the Indemnitor from any liability to the Indemnitee unless such failure shall materially prejudice the Indemnitor. The Indemnitor shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld.

           The provisions of this Section 11.12 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the reduction or cancellation of the Com-mitment, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document, or any investigation made by or on behalf of the Banks. All amounts due under this Section 11.12 shall be payable in immediately available funds upon written demand therefor.

           Section 11.13. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                    FOODMAKER, INC.



                                    By: HAROLD L. SACHS
                                       -----------------------
                                    Name:   Harold L. Sachs
                                    Title:  Treasurer

                                    CREDIT LYONNAIS, NEW YORK BRANCH,
                                      as Agent for the Banks



                                    By: JULIE BOTHAMLEY
                                       ----------------------
                                    Name:   Julie Bothamley
                                    Title:  Vice President



                                    Address for Notices:

                                    1301 Avenue of the Americas
                                    New York, New York 10016
                                    Attn:  Julie Bothamley
                                    Fax:   (212) 459-3176

                                    With copies to:

                                    Credit Lyonnais Los Angeles Branch
                                    515 South Flower Street
                                    Los Angeles, California 90071
                                    Attn:  David Miller
                                    Fax:   (213) 623-3437

                                    Sullivan & Cromwell
                                    444 South Flower Street
                                    Suite 1200
                                    Los Angeles, California 90071
                                    Attn:  Alison S. Ressler
                                    Fax:   (213) 683-0457

                                    CREDIT LYONNAIS NEW YORK BRANCH
                                    Signing as a Bank, Swing Line
                                    Bank and Collateral Agent



                                    By: J. BOTHAMLEY
                                       ---------------------
                                    Name:   Julie Bothamley
                                    Title:  Vice President



                                    Address for Notices:

                                    1301 Avenue of the Americas
                                    New York, New York 10016
                                    Attn:  Julie Bothamley
                                    Fax:   (212) 459-3176

                                    With copies to:

                                    Credit Lyonnais Los Angeles Branch
                                    515 South Flower Street
                                    Los Angeles, California 90071
                                    Attn:  David Miller
                                    Fax:   (213) 623-3437

                                    Sullivan & Cromwell
                                    444 South Flower Street
                                    Suite 1200
                                    Los Angeles, California 90071
                                    Attn:  Alison S. Ressler
                                    Fax:   (213) 683-0457

                                     UNITED STATES NATIONAL BANK
                                      OF OREGON



                                    By: JANET E. JORDAN
                                       ---------------------
                                       Name:   Janet E. Jordan
                                       Title:  Vice President



                                    Address for Notices:

                                    111 S.W. Fifth Avenue, T-29
                                    Portland, Oregon  97204

                                    Attn:  Janet E. Jordan
                                    Fax:   (503) 275-5428


                                    Eurodollar Lending Office:

                                    111 S.W. Fifth Avenue, T-29
                                    Portland, Oregon  97204

                                    Attn:  Janet E. Jordan
                                    Fax:   (503) 275-5428

                                    UNION BANK as a Bank and as the
                                    Issuing Bank



                                    By: PATRICK CASSIDY
                                       ---------------------
                                       Name:   Patrick Cassidy
                                       Title:  Vice President



                                    Address for Notices:

                                    445 South Figueroa Street
                                    15th Floor
                                    Los Angeles, California  90071

                                    Attn:  Wendy Frear
                                    Fax:   (213) 236-6701


                                    Eurodollar Lending Office:
                                    445 South Figueroa Street
                                    15th Floor
                                    Los Angeles, California  90071

                                    Attn:  Wendy Frear
                                    Fax:   (213) 236-6701

                                   AGREEMENT TO ADD
                                 BANKS AS PARTIES TO
                    AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT


     AGREEMENT dated as of April 5, 1996 among NationsBank of Texas, N.A. (the "New Bank"), Foodmaker, Inc. (the "Company"), and Credit Lyonnais New York Branch, as Agent for the Banks parties to the Amended and Restated Revolving Credit Agreement (as defined below) (the "Agent").

                                  W I T N E S S E T H
                                  - - - - - - - - - -

     WHEREAS, this Agreement (the "Agreement") relates to the Amended and Restated Revolving Credit Agreement dated as of March 15, 1996 (the "Credit Agreement") among the Company, the banks listed on Annex A thereto as amended from time to time, as Banks, Credit Lyonnais, as Agent, Collateral Agent and Swing Line Bank, and Union Bank, as Issuing Bank;

     WHEREAS, New Bank has previously purchased a $5,000,000 assignment of the Total Commitment under the Credit Agreement;

     WHEREAS, pursuant to Section 11.09 of the Credit Agreement, additional banks may become parties to the Credit Agreement;

     WHEREAS, New Bank has agreed to participate in the Loans, Swing Line Advances and Letters of Credit issued pursuant to the Credit Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

     SECTION 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

     SECTION 2. Obligations of New Bank. New Bank hereby agrees to assume all of the obligations of a Bank under the Credit Agreement to the extent of its Commitment Percentage set forth on Annex A hereto (such amount set forth on Annex A being inclusive of the $5,000,000 assignment referred to in the second recital to this Agreement). Upon the execution and delivery hereof by New Bank, the Company and the Agent Bank (i) New Bank shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a commitment in an amount equal to the New Bank's Commitment set forth on Annex A to this Agreement, (ii) the Commitment Percentages of the Banks party to the Credit Agreement prior to the date hereof shall, as of the date hereof, be revised as set forth on such Annex A and (iii) Annex A to the Credit Agreement shall be amended by deleting such Annex in its entirety and replacing it with Annex A attached hereto.

     SECTION 3. Consent of the Corporation and the Issuing Bank. This Agreement is conditioned upon the consent of the Company and the Agent Bank pursuant to Section 11.09 of the Credit Agreement. The execution of this Agreement by the Company and the Agent Bank is conclusive evidence of this consent.

     SECTION 4. Effective Date. The effective date of this Agreement shall be April 1, 1996.

     SECTION 5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     SECTION 6. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

                           NATIONSBANK OF TEXAS, N.A.

                           By JANET SOCKWELL
                             --------------------------
                             Title: Vice President


                           FOODMAKER, INC.


                           By CHARLES W. DUDDLES
                             ---------------------------
                             Title: Executive Vice President


                           CREDIT LYONNAIS NEW YORK BRANCH,
                           as Agent Bank


                           By JULIE BOTHAMLY
                             --------------------------
                             Title: Vice President

                              Annex A


             Bank                     Commitment            Commitment
                                                          Percentage
    ----------------------------    --------------        --------------
    Credit Lyonnais New York         $30,000,000            50.000000%
    Branch
    Union Bank                       $10,000,000            16.666667%
    U.S. National Bank of Oregon     $10,000,000            16.666667%
    NationsBank of Texas, N.A.       $10,000,000            16.666667%
                                     ===========            ==========
                                     $60,000,000            100.00000%